Platinum Group Metals Ltd.
301-1110 Hamilton Street
Vancouver BC, Canada
V6B 2S2
Phone: (604) 899-5450
Fax: (604) 730-0918

September 27, 2001

Robert Quartermain
Vice President, Operations
Canplats Resources Corporation
1180 999 West Hastings St.
Vancouver, B.C.

Dear Robert,

This letter sets out the terms under which Platinum Group Metals Ltd. (PTG), a company incorporated under the laws of British Columbia is prepared to acquire from Canplats Resources Corporation, “Canplats” a corporation incorporated under the laws of British Columbia, an option interest in the Stucco property consisting of 298 Units Thunder Bay mining district Ontario, defined herein as the “Property” as described in Schedule A and the Siltamaki claim, subject to regulatory approval of the underlying agreement, attached as Schedule B (the “Option Agreement”).

I.    OPTION AGREEMENT

(1)	Canplats hereby grants to PTG, subject to all regulatory approvals, the sole and exclusive right and option to acquire a 51% undivided interest in and to the Property by:

a)	Paying to Canplats the following cash payments:
$ 15,000 within 10 days of the date of this agreement
$ 15,000 within 1 month of the date of this agreement
$ 10,000 within 6 months of the date of this agreement
$ 10,000 within 24 months of the date this agreement
$ 15,000 within 48 months of the date this agreement

For a total of $ 65,000.

b)	Completing the following Exploration Expenditures as defined below:
$80,000 within 3 months of the date this agreement
$ 125,000 within 12 months of the date this agreement
$ 1,000,000 within 48 months of the date this agreement

c)

Provided that if PTG elects to keep this Option agreement in good standing, PTG will pay will pay to Canplats, at the time of the issuances of Canplats shares to A. Siltamaki, R. Hietapakka and L. Hietapakka as per the relevant underlying agreement dated September 22, 2001 attached, a cash value for the Canplats shares equal to the number of shares times the market price at the time issuance not exceeding $2.00 per share.

(2)

PTG can earn a further 9 % interest in the Property for a total of 60% by completing a Feasibility Study, as defined below in I.5, at PTG’s expense and providing a copy to Canplats with 36 months of Notice that a 51% interest has been earned by PTG.

(3)	The date of this Agreement referred to in I.1a) and I.1b) shall be the date signed by both parties and not defined as the date at the start of this letter Agreement.

(4)

Exploration Expenditures shall mean all expenditures for the exploration of the Property including but not limited to, geological mapping, sampling, assaying, field support costs, drilling and mobilization of equipment, report writing and an overhead cost of 10% of such direct costs.

(5)

Feasibility Study shall mean a report completed under the supervision of a qualified person, as per National Instrument 43-101, that outlines the reserves and resources on the Property, potential mining methods and plan, metallurgical extraction of valuable minerals, a proposed list of equipment and facilities required for the proposed mining plan and processing facilities, environmental and permitting considerations and requirements and a reclamation and remediation proposal accompanied with an estimate and schedule of the cost of the foregoing both for capital and operations and a schedule of production for valuable minerals and a financial model of detail suitable for a financial institution.

(6)

The initial cash payments of $ 15,000 and 15,000 referred to in I.1a) and the first six months exploration expenditures of $ 80,000 in I.1b) are a firm obligations of PTG and are not optional and after these have been completed PTG is under no obligation to Canplats. PTG may terminate this Agreement at any time and any further performance is at the sole discretion of PTG.

(7)	PTG will provide to Canplats an annual report detailing its activities for the calendar year within 90 days of the end of such calendar year.

II.    RIGHT OF ENTRY

Provided this Agreement is in good standing, PTG its servants and agents persons authorized by PTG shall have the right of access to and from the Property and the right to enter upon, take possession of and prospect, explore, sample and develop the Property in such a manner that PTG in its sole discretion may deem advisable.

III.     JOINT VENTURE

Following the earning of an interest in the Property as provided in I.1 or I.2 a Joint Venture shall be formed in the form as provided in the attached hereto, Schedule C. PTG shall be the operator of the Joint Venture initially but the operator may be replaced as provided in Joint Venture Agreement.

The joint venture shall include a provision that a party diluting to a 10% working interest shall be converted to a 2% Net Smelter Return Royalty with a 60 day right of first refusal on the disposition of such Royalty Interest. The joint venture shall include a buy-out provision as outlined in Schedule D.

In the case of conflict with the Joint Venture form, Schedule C and this Agreement this Agreement shall take precedence.

IV.     REPRESENTATIONS, WARRANTIES OF CANPLATS AND THE UNDERLYING AGREEMENT

PTG acknowledges the Underlying Agreement attached hereto in Schedule B. Canplats represents and warrants that:

a)	That it is properly constituted and has the full power and authority to enter into this Agreement;

b)	That there are no encumbrances, royalties or liens of any kind associated in any way with the Property, other than as outlined in Schedule B;

c)

That there are no reclamation or rehabilitation requirements outstanding on the Property and that all work including claim staking has been carried out in accordance with all applicable laws of the Province of Ontario;

d)	That they have advised PTG of all of the material information about the property generally and as to its mineral potential.

PTG has relied on these representations and warranties hereinbefore set out and they shall survive the exercise of the Option and Canplats hereby indemnifies and saves PTG harmless from all loss damage costs actions and suits arising out of or in connection with any breach of any representation or warranty contained in this agreement.

V.     REPRESENTATIONS, WARRANTIES OF PTG

PTG represents and warrants that:

a)	that it is properly constituted and has the full power and authority to enter into this Agreement;

b)	that there are no outstanding suits or actions for non-performance on reclamation work with respect to PTG or its founder.

VI.     COVENANTS OF PTG

(1)	PTG covenants and agrees with Canplats that until the Option is exercised or otherwise terminates:

a)	PTG shall keep the Property clear of liens and other charges arising from the operations under the Option Agreement;

b)	PTG shall carry on all operations on the Property in a good and miner-like manner and in compliance with all applicable governmental regulations and restrictions;

c)

PTG shall pay or cause to be paid any rates, taxes, duties, royalties, assessments or fees levied with respect to the Property or PTG’s operations thereon with the exception of royalties due after PTG has earned an interest in the property and from this time forward any rates, taxes, duties, royalties, assessments or fees levied with respect to the Property shall be paid by the parties pro-rata to their interests and notwithstanding the foregoing Canplats is obligated to make any payments due through the Underlying Agreements prior to PTG’s earning an interest;

d)

PTG shall indemnify and hold Canplats harmless from any and all liabilities, costs, damages or charges arising from the failure of PTG to comply with the covenants contained in this article or otherwise arising from its operations on the Property by PTG, its servants or agents, including any environmental cleanup required or ordered pursuant to the laws of the Province of Ontario;

e)

PTG shall provide Canplats with an annual report, in writing, with respect to its operations on the Property and shall provide Canplats with copies of any and all documents filed by PTG to record assessment work on the Property.

VII.    TERMINATION

(1)	The Property and any additional add-on claims shall be dealt with separately for the purpose of termination pursuant to this Agreement.

(2)	This agreement shall terminate upon PTG, not being at the time in default under any provision of this agreement, giving 5 days written notice to Canplats of termination.

(3)

Notwithstanding paragraph VII (2), if PTG fails to make any payment or fails to do anything on or before the last day provided for such payment or performance under this agreement, Canplats may terminate this agreement but only if:

(a)	they shall have first given PTG written notice of the failure containing particulars of the payment which PTG has not made or the act which PTG has not performed; and

(b)

PTG has not, within 30 days, following delivery of such notice, cured such failure or commenced proceedings to cure such failure by appropriate payment or performance (PTG hereby agreeing that should it so commence to cure any failure they will prosecute the same to completion without undue delay).

(4)

Should PTG fail to comply with the provisions of sub-paragraph VII (3), Canplats may thereafter terminate this agreement by notice to PTG with respect to the Property to which the failure in sub-paragraph VII (3) relates.

(5)

Upon the termination of this agreement, PTG forfeits any and all interest in the property in question and shall cease to be liable to Canplats in debt, damages or otherwise save for the performance of those of their obligations, which theretofore should have been performed,

(6)

Upon termination of this agreement, PTG shall provide copies of all maps and reports with respect to the Property that it has generated and vacate the Property within a reasonable time after such termination, but shall have the right of access to such Property for a period of six months thereafter for the purpose of removing its chattels, machinery, equipment and fixtures therefrom.

(7)	Upon full or partial termination, PTG will be responsible to ensure that the Property is returned with a minimum of 90 days good standing.

VIII.    INDEPENDENT ACTIVITIES

Except as expressly provided herein, all parties shall have the free and unrestricted right to independently engage in and receive the full benefit of any and all business endeavours of any sort whatsoever, whether or not competitive with the endeavours contemplated herein without consulting the others or inviting or allowing the others to participate therein. No parties shall be under any fiduciary or other duty to the others, which will prevent them from engaging in or enjoying the benefits of competing endeavours within the general scope of the endeavours contemplated herein. The legal doctrines of “corporate opportunity” sometimes applied to persons engaged in a joint venture or having fiduciary status shall not apply in the case of any of the parties. In particular, without limiting the foregoing, none of the parties shall have an obligation to any of the other parties as to:

(a)	any opportunity to acquire, explore and develop any mining property, interest or right presently owned by them or offered to them outside of the Property at any time; and

(b)	the erection of any mining plant, mill, smelter or refinery, whether or not such mining plant, mill, smelter or refinery ores or concentrates from the Property.

IX.     CONFIDENTIALITY OF INFORMATION

The parties hereto shall treat all data, reports, records and other information relating to this agreement and the Property as confidential. While this agreement is in effect, none of the parties hereto shall, without the express written consent of the others, disclose to any third party any information concerning the results of the operations hereunder nor issue any press releases concerning this agreement or its exploration operations except:

(a)	where such disclosure is mandatory under the law or is deemed necessary by PTG’s counsel for the satisfaction by PTG of their obligations to applicable securities regulatory bodies; or

(b)	where PTG is seeking the participation of such third party in the exploration, development or production or financing of the Property and such information is divulged under confidential circumstances.

Due consideration shall be given to present and future governmental regulations with respect to such data disclosures.

X.     ASSIGNMENT

Each of the parties has the right to assign all or any part of their interest in the Property and in this agreement. It shall be a condition precedent to any such assignment that the assignees of the interest being transferred agree in writing to be bound by the terms of this agreement, as if it had been an original party hereto.

XI.     UNAVOIDABLE DELAYS

If either party should be delayed in or prevented from performing any of the terms, covenants or conditions of this agreement by reason of a cause beyond the control of such parties, including fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, strikes, lockouts, wars, acts of God, government regulation or interference, including but without restricting the generality of the foregoing, forest or highway closures or any other cause beyond such parties’ control, then any such failure on the part of such parties to so perform shall not be deemed to be a breach of this agreement and the time within which such parties are obliged to comply with any such term, covenant or condition of this agreement shall be extended by the total period of all such delays. In order that the provisions of this article may become operative, such of the parties shall give notice in writing to the other parties, forthwith and for each new cause of delay or prevention and shall set out in such notice particulars of the cause thereof and the day upon which the same arose, and shall give like notice forthwith following the date that such cause ceased to subsist.

XII.     ARBITRATION

If there is any disagreement, dispute or controversy (hereinafter collectively called a “Dispute”) between the parties with respect to any matter arising under this agreement or the construction hereof, then the Dispute shall be determined by arbitration in accordance with the following procedures:

(a)

The parties on one side of the Dispute shall inform the other parties by notice of the names of three impartial and independent persons who are recognized experts in the area which is the subject matter of the Disputes; and

(b)	The other parties shall, within seven days of receipt of the notice, inform the parties on the other side of the Dispute the name of the one person that they wish to act as the sole arbitrator.

The arbitration shall be conducted in accordance with the Arbitrations Act (Ontario) and the decision of the arbitrator shall be made within 30 days following his being named, shall be based exclusively on the advancement of exploration, development and production work on the Property and not on the financial circumstances of the parties. The costs of arbitration shall be borne equally by the parties to the Dispute unless otherwise determined by the arbitrator in the award.

XIII.     NOTICES

Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or if mailed by registered airmail or by telegram or fax, addressed as follows:

In the case of Canplats	Canplats Resources Corporation
Mr Robert Quartermain
1180 - 999 West Hastings St
Vancouver BC, V6C 2W2
Phone: (604) 689-3846
Fax: (604) 689-3847

In the case of PTG:	Platinum Group Metals Ltd.
Mr. R. Michael Jones
301 - 1110 Hamilton Street
Vancouver BC, V6B 2S2
Phone: (604) 899-5450
Fax: (604) 730-0918

and any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the tenth business day following the date of mailing, or, if telegraphed or faxed, on the next succeeding day following the telegraphing or faxing thereof PROVIDED HOWEVER that during the period of any postal interruption in either the country of mailing or the country of delivery, any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same. Any party may from time to time by notice in writing change its address for the purpose of this paragraph.

XIV.    GENERAL TERMS AND CONDITIONS

(1)

The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of is agreement.

(2)

This agreement shall represent the entire understanding between the parties with respect to the Property. No representations or inducements have been made save as herein set forth. No changes, alterations, or modifications of this agreement shall be binding upon all parties until and unless a memorandum in writing to such effect shall have been signed by all parties hereto.

(3)	The titles to the articles to this agreement shall not be deemed to form part of this agreement but shall be regarded as having been used for convenience of reference only.

(4)	The schedules to this agreement shall be construed with and as an integral part of this agreement to the same extent as if they were set forth verbatim herein.

(5)	All reference to dollar amounts contained in this agreement is references to Canadian funds.

(6)

This agreement shall be governed by and interpreted in accordance with the laws in effect in Ontario, and the parties hereto attorn to the courts of Ontario for the resolution of any disputes arising out of this agreement.

(7)

The agreement may be executed by facsimile and in any number of counterparts. Each counterpart shall be deemed for all purposes to be an original, and all such counter-parts shall constitute one and the same instrument, binding on all of the parties hereto.

(8)	This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

(9)	Each party agrees with the other to execute any other documents with respect to this agreement to clarify the intent of this Letter of Agreement as may be reasonably requested.

XV.    AREA OF INTEREST

(1)

Any mineral claims staked or property acquired, including the Underlying Royalty within an area described by lines drawn parallel and 1.0 km distant from the outer boundary of the Property, “Area of Interest”, shall be added to the Property provided, however, if a property is identified by Canplats or PTG for acquisition within the Area of Interest and it is Offered to the other party for 20 days and elects not to add such property to the Property then the first party shall be free to acquire this property for its own account within 60 days of the offer to other party on the same terms as the offer to other party. For the purpose of this clause XV.1 Offered shall mean that all information on the property available at the time and the terms of the potential acquisition are supplied in writing to the other party.

(2)	The foregoing terms of Area of Interest shall apply to the joint venture.

IN WITNESS WHEREOF this agreement has been executed by the parties hereto SIGNED, SEALED and DELIVERED on this 27 day of September, 2001, in the presence of:

"Robert A. Quartermain"
___________________________	___________________________
Canplats Resources Corporation
Witness	Robert A. Quartermain

"R. Michael Jones"
___________________________	___________________________
Platinum Group Metals Ltd.
Witness	R. Michael Jones

SCHEDULE “A”

Canplats Stucco Property, Rightangle and Circle Lake Map Area, Thunder Bay Mining Division.

Claim #	Units	Recording Date
1214716	16	December 23, 1999
1214717	16	December 23, 1999
1214718	16	December 23, 1999
1214719	16	December 23, 1999
1214720	16	December 23, 1999
1214721	8	December 23, 1999
1214722	8	December 23, 1999

Total Units	96

Claim #	Units	Recording Date
1228957	16	December 23, 1999
1229580	15	December 23, 1999
1229581	15	December 23, 1999
1229583	16	December 23, 1999
1229596	16	December 23, 1999
1229611	16	December 23, 1999
1230052	12	December 23, 1999

Total Units	106

Claim #	Units	Date Recording
1122940	8	April 4, 2000
1122941	8	April 4, 2000
1122942	16	April 4, 2000
1141577	8	April 4, 2000
1147575	16	April 4, 2000
1147576	16	April 4, 2000
1147577	8	April 4, 2000
1147578	16	April 4, 2000

Total Units	96

Grand Total: 298 Claims

SCHEDULE “B”

I.     SILTAMAKI PROPERTY

G-0755 – Right Angle Lake Area

Thunder Bay Mining Division, Ontario

Siltamaki Claim #1187540	16 units	Recorded August 13, 2001

SCHEDULE “B”

II.     SILTAMAKI PROPERTY AGREEMENT

        That agreement dated September 22, 2001 as between Canplats and Aki Siltamaki a R. Hietapakka and L. Hietapakka.

September 21, 2001

Mr. Aki Siltamaki		Mr. R. Hietapakka		Mr. A. Hietapakka
297 Ray Boulevard	AND	134 Heron Street	AND	134 Heron Street
Thunder Bay, ON		Thunder Bay, ON		Thunder Bay, ON
P7B 4E3		P7C 2M3		P7C 2M3

Dear Sirs:

This letter sets out the agreement terms between Canplats Resources Corporation (hereinafter referred to as “us” or “we”), and the above-noted individuals (hereinafter referred to as “you”).

It is intended that, when executed by you and a copy redelivered to us, this letter will constitute a binding agreement between us.

Representations:

You have represented to us that:

(a)

you are the recorded and beneficial holder of a 100% interest in the property more particularly described in Schedule “A” attached to and forming part of this agreement, which said property, together with any successor form of title thereof, is described for convenience in this letter as “the mining claim”;

(b)

the mining claim is properly and legally staked, recorded and tagged and that it is presently in good standing under the laws of the jurisdiction in which it is located, at least until the date set forth in Schedule “A” hereto, and is free and clear of any liens or encumbrances and otherwise in good standing; and

(c)	that you have sole and complete power to deal with the mining claim.

Such representations shall survive the termination of this agreement.

Forthwith upon execution of this letter, you shall deliver to us recordable transfers for the mining claim transferring the mining claim to Canplats Resources Corporation.

Grant:

In consideration of the payment by us specified below, you hereby grant to us immediate and exclusive possession of the mining claim for the purpose of prospecting and exploring and developing the mining claim.

Payment:

Upon receipt of recordable transfers transferring the mining claim into the name of Canplats Resources Corporation, we shall pay to you the sum of $10,000 payable as: follows:

(i)	$5,000 upon receipt of recordable transfers; and
(ii)	$5,000 six months after the date in (i) above.

Shares:

In addition to the cash payments above, Canplats will also issue to you 50,000 shares in the company (pursuant to regulatory requirements and approvals), and such share certificates will be registered in the names and numbers as you direct, as follows:

(i)	a total of 25,000 shares within 6 months of the receipt of all regulatory approvals approving this agreement and the share issuance to you (the Approval Date);
(ii)	a total of 12,500 shares within 12 months of the Approval Date.
(iii)	a total of 12,500 shares within 18 months of the Approval Date.

Access:

We shall have sole access to the mining claim and may explore, prospect, develop and mine the mining claim, but if this agreement is terminated or our rights hereunder are surrendered, we shall have the right to remove our plant and equipment from the mining claim within six months thereafter.

Royalty Interest:

Upon completion of the payments and issuance of shares to you, we shall have a 100% interest in the mining claim and we may at any time place the mining claim into production, and you shall receive therefrom 2% of the Net Smelter Returns (“NSR”) calculated and payable in accordance with the provisions of Schedule “B” attached hereto (hereinafter “Royalty Interest”).

Royalty Purchase:

We may, at any time, purchase 1% of your NSR for $1 million by providing you notice of the same and, within 30 days of such notice date and upon completion of documentation transferring the royalty to us, will make the payment.

Advance Royalty Payment:

If, within 4 years of the Approval Date we have not commenced production, you will receive from us Advance Royalty Payments of $5,000 per year and; if such production has not commenced within 6 years of the Approval Date, then Advance Royalty Payments will increase to $10,000 per year.

Right of First Refusal:

You hereby grant to us and we shall have an exclusive right of first refusal in respect of any offer to purchase or otherwise acquire some or all of your Royalty Interest which you propose to accept, to be exercised as follows: in the event that you receive an offer from a third party to purchase or otherwise acquire some or all of the above-described Royalty Interest, you shall, prior to accepting same, provide to us written notice setting out the terms thereof. We shall have thirty days from receipt of said notice in which to advise you in writing of our intent to purchase or otherwise acquire the said Royalty Interest. In the event we do not so advise you in writing within said thirty-day period, you shall be entitled to accept the offer of said third party. However, if such offer is not accepted within 60 days of receipt of such offer, our right of first refusal will be reinstated in respect of such offer.

Share of Payments:

You have informed us that for the purposes of payments to be made to you either by cash, shares, royalty or royalty purchase, these are to be made as follows:

         50%  A. Siltamaki;
         25%  R. Hietapakka; and
         25%  A. Hietapakka

until such time as you inform us in writing of a change to this percentage distribution.

Maintenance of the Mining Claim:

We agree to keep the mining claim in good standing during the currency of this agreement, save as we may abandon some or all of them in accordance with the terms hereof.

Abandonment:

We may at any time from time to time while in this agreement is in full force and effect, by notice in writing, abandon the mining claim. In the event that the mining claim is abandoned (if this agreement is terminated, such termination will be abandonment of the mining claim), we shall re-transfer such mining claim to you in good standing for one hundred and eighty (180) days, and we shall have no further obligation with respect to the mining claim so abandoned. We shall provide you with all technical information we have in respect of such claim in our possession, including drill cores and samples.

Termination:

This agreement may be terminated by us at any time upon notice to you.

Agency:

You agree that we may assign this agreement provided the assignee assumes our obligations and liabilities hereunder, whereupon you agree that we shall automatically be released and discharged from all obligations and liabilities hereunder without the necessity of any further or other writing or documentation whatsoever.

Notice:

Any notice required to be given hereunder shall be deemed to be sufficiently given if delivered by hand or, if mailed, by registered mail. Receipt of any notice, if mailed, shall be deemed to be on the third business day following the date of mailing provided the postal service is then operative, and, if delivered by hand, on the date received. Either party may change its address by notice to the other. The address for notice shall be, in the case of A. Siltamaki, R. Hietapakka and A. Hietapakka as written at the top of this Letter Agreement and in the case of Canplats:

#1180 – 999 West Hastings Street Vancouver, B.C. V6C 2W2

Entire Agreement:

This letter and the Schedules hereto constitute the entire agreement between us, and there are not rights or obligations on the part of either of us toward each other or for the benefit of any other party, nor any other act, matter or thing to be done or taken by either of us or any other person with respect to the mining claim, except as are herein set forth.

You agree to execute any other documents with respect to or to clarify the intent of this letter agreement as we may reasonably request.

This agreement shall be governed by the laws of the Province of Ontario.

Yours sincerely,

CANPLATS RESOURCES CORPORATION

R.E. Gordon Davis
President

The foregoing truly represents my agreement in this respect, and I agree to be bound by and comply with the terms thereof.

Dated at Thunder Bay this 22 day of September, 2001.

"Mr. Aki Siltamaki"
_________________

Mr. Aki Siltamaki

"Mr. R. Hietapakka"
_________________

Mr. R. Hietapakka

"Mr. A. Hietapakka"
_________________

Mr. A. Hietapakka

SCHEDULE “A”

TO THAT AGREEMENT BY AND BETWEEN:

MR. A. SILTAMAKI AND MR. R. HIETAPAKKA AND MR. A. HIETAPAKKA

AND

CANPLATS RESOURCES CORPORATION

DATED SEPTEMBER 1, 2001

PROPERTY

G-0755 – Right Angle Lake Area

Thunder Bay Mining Division, Ontario

Claim 1187540	Recorded August 13, 2001

SCHEDULE “B”

TO THAT AGREEMENT BY AND BETWEEN:

MR. A. SILTAMAKI AND MR. R HIETAPAKKA AND MR. A. HIETAPAKKA

AND

CANPLATS RESOURCES CORPORATION

DATED SEPTEMBER 1, 2001

NET SMELTER RETURNS

1. Interpretation

1.1 Where used herein:

“Agreement” shall mean the above-referenced agreement, including any amendments thereto or renewals or extensions thereof.

“Fiscal Period” shall mean each calendar year or other period of twelve consecutive months adopted for tax purposes during the term of the Agreement.

        “Product” shall mean ores, metals, (metals shall include bullion), minerals, mineral products or concentrates.

        “Royalty Interest” shall mean the share of Net Smelter Returns payable under the Agreement.

Words and expressions defined in the Agreement have the same meaning herein.

2. Net Smelter Returns

“Net Smelter Returns” shall mean the actual proceeds received from any mint, smelter, refinery or other purchaser for the sale of Product produced from the Mining Claim and sold, after deducting from such proceeds the following charges to the extent that they were not deducted by the purchaser in computing payment: smelting and refining charges; penalties; smelter assay costs and umpire assay costs; cost of freight and handling of ores, metals or concentrates from the Mining Claim to any mint, smelter, refinery or other purchaser; marketing costs; insurance on all such ores, metals or concentrates; customs duties; severance, royalties, ad valorem or goods and services taxes, retail sales taxes or mineral taxes or the like and export and import taxes or tariffs payable in respect of said ores, metals or concentrates.

3. Payment

3.1 The Royalty Interest shall be paid on a quarterly basis within forty-five (45) days after the end of each fiscal quarter in respect of the actual proceeds received in such fiscal quarter

3.2 Each payment under paragraph 3.1 shall be accompanied by a statement indicating the calculation of Net Smelter Returns hereunder. The owner of the Royalty Interest shall be entitled to audit, during normal business hours, such books and records as are necessary to determine the correctness of the payment of the Royalty Interest, provided, however, that such audit shall be made only on an annual basis and within 12 months of the end of the Fiscal Period in respect of which such audit is made.

4. Non-Arm’s Length Sale of Product

For the purposes of calculating the amount of Royalty payable if the sales of any Product are to a company or enterprise associated with the seller, and if the sale price is not negotiated on an arm’s length basis, the seller shall, for the purposes of calculating Net Smelter Returns and notwithstanding the actual amount of such sale price, add to any moneys actually received with respect to such sale an amount which the seller considers sufficient to make the same represent a reasonable net sale price for such sale as if negotiated at arm’s length and after taking into account all pertinent circumstances (including, without limitation, then current market conditions relating to products similar to such Product; terms of agreements between arm’s length parties for the purchase and sale of similar products in similar quantities for delivery over similar periods of time; and physical andor chemical characteristics of such Products).

The seller shall by notice inform the owner of the Royalty Interest of the quantum of such reasonable net sale price and if the owner of the Royalty Interest does not object thereto within sixty (60) days after receipt of such notice, said quantum shall be final and binding upon the owner of the Royalty Interest.

If the owner of the Royalty Interest objects to such quantum by notice delivered to the seller within said sixty (60) days, then the quantum of such reasonable net sale price shall be decided by arbitration with a single arbitrator to be appointed in accordance with the Commercial Arbitration Act of British Columbia in accordance with the provisions of Article 16 of the Agreement and the arbitrator shall have reference first to the Agreement, and then, if necessary, to practices used in mining operations that are of similar nature. The arbitrator shall be entitled to retain such independent mining consultants as he considers necessary. The decision of the arbitrator shall be final and binding on the parties hereto and will not be subject to appeal.

5. Segregation of Property

The determination of Net Smelter Returns hereunder is based on the premise that production will be developed solely on the Mining Claim. Other mining properties may be incorporated with the Mining Claim into a single mining project and the metals, ores or concentrates pertaining to each may be blended at the time of mining or at any time thereafter, provided however, that the respective mining properties (including the Mining Claim) have allocated to them their proportionate share of the net smelter returns realized from such single operation, all as determined in accordance with generally accepted accounting principles and from records maintained by or on behalf of the seller. The owner of the Royalty Interest shall have the right, during reasonable business hours and upon prior notice to the seller and, if applicable, the Operator, to enter upon the mining properties and to inspect the plant and procedures followed with respect to allocations made under this paragraph provided that such entry shall be at the sole risk and cost of the owner of the Royalty Interest. If the parties disagree on the allocation of actual proceeds received and deductions therefrom, such shall be referred to arbitration in the manner provided in Article 16 of the Agreement and the arbitrator shall have reference first to the Agreement, and then, if necessary, to practices used in mining operations that are of similar nature. The arbitrator shall be entitled to retain such independent mining consultants as he considers necessary. The decision of the arbitrator shall be final and binding on the parties hereto and will not be subject to appeal.

SCHEDULE “B”

III.     ENCUMBRANCES

          The encumbrances of the claims are:

          TB 1187540 (Siltamaki Claim) a 2% Net Smelter Royalty.

SCHEDULE “C”

JOINT VENTURE

The form of Joint Venture is as attached.

Upon earning a 51% interest Canplats and PTG will form a Management Committee in which PTG will be chair and have an additional vote. All votes will be by majority, save and except for:

a)	a production decision
b)	a termination decision
c)	capital expenditures in excess of $10 million

which will require unanimous consent. In the event that there is not a unanimous decision, the provision of the buy/sell clause in Schedule D may be initiated by either party.

SCHEDULE “D”

BUY/SELL CLAUSE

In the event that parties to this agreement are unable to reach unanimous consent on such issues requiring the same by the Management Committee, then one party (the “Offering Party”) may make an offer (the “Offer”) to buy all of the other party’s interest (the “Other Party”), in cash and/or its shares or any combination thereof. The Other Party may elect to either accept such offer or may give notice to the Offering Party that it will purchase the Offering Party’s interest pro rata on the same terms in cash and shares of its equity such offer(s) to be concluded within 120 days of any required regulatory approval.

OPTION/JOINT VENTURE AGREEMENT

made between

CANPLATS RESOURCES CORPORATION

and

PLATINUM GROUP METALS LTD.

in respect of the

Stucco Property

Thunder Bay Mining Division, Ontario

Dated as of •, 2001

_________________

            Representations, Warranties and Covenants of Each Party8
            Representations, Warranties and Covenants of the Owner.9
            Covenants of the Owner................................10
            Survival of Representations, Warranties and Covenants.11

               Delivery of Assets by Former Operator to Successor

            Operator Not to Proceed Unless Program is Fully Funded24

                 Obligation to Pay Production Program Costs and
            Overruns..............................................27
            Procedures for Payment................................27
              Meeting Required to Approve Excess Production Program
            Cost Overruns.........................................27
            Curtailment of Production Program.....................27
            Effect of Default in Paying Production Program Costs..28
               Operator's Right to Curtail Production Program Upon

            Obligation To Eliminate Events Causing Force Majeure..42

            Notice of Acquired Interest to Become Part of Property43
            Further Assurances to Give Effect to Acquisition......43
            Noss.20.4 Notice......................................43
            Best Efforts of Parties Regarding Acquisition Agreement43

            SCHEDULE 1 -......Description of Property
            SCHEDULE 2 -......Net Profits Royalty
            SCHEDULE 3 -......Share Option

THIS AGREEMENT made as of the • day of •, 20•

BETWEEN:

PLATINUM GROUP METALS LTD., a company incorporated under the laws of the Province of British Columbia and having an office at Suite 301 – 1110 Hamilton Street, Vancouver, British Columbia, V6C 2S2

            (“PTG”)

OF THE FIRST PART

AND:

CANPLATS RESOURCES CORPORATION, a corporation incorporated under the laws of the Province of British Columbia and having an office at Suite 1180 – 999 West Hastings Street, Vancouver, British Columbia, V6C 3L9

            (“the Owner”)

OF THE SECOND PART

WHEREAS:

(A)    the Owner is the owner of the Property (as hereinafter defined);

(B)     the Owner has agreed to grant to PTG an exclusive option to earn a •% interest in the Property upon and subject to the terms and conditions hereinafter set out; and

(C)     upon PTG earning its interest in the Property, the parties have agreed to form a joint venture to further explore and develop the Property, all upon and subject to the terms and conditions hereinafter set out.

NOW, THEREFORE, THIS AGREEMENT WITNESSES that, in consideration of the payment of $• by PTG to the Owner and the mutual covenants and agreements herein contained, the parties hereto mutually agree as follows:

ARTICLE 1

INTERPRETATION

Definitions

1.1     In this Agreement the following words and phrases shall have the following meanings:

Affiliate means, in respect of a party hereto, a corporation with which that party is affiliated within the meaning of §1(2) of the Securities Act (British Columbia).

Assets means the Property and any and all assets acquired or held by the Participants with respect to the Property or pursuant to this Agreement, as the same may exist from time to time, including, without limiting the generality of the foregoing, Other Tenements, Facilities, Mineral Products and all supplies and equipment related to operations hereunder.

Associated Company means, in respect of a party hereto:

(i)	any corporation which beneficially owns, directly or indirectly, securities carrying more than 30% of the voting rights attached to the outstanding securities of such party;

(ii)

any corporation in respect of which such party beneficially owns, directly or indirectly, securities carrying more than 30% of the voting rights attached to the outstanding securities of such corporation; or

(iii)

any corporation in respect of which corporations referred to in §(i) and (ii) hereof beneficially own, directly or indirectly in the aggregate, more than 30% of the voting rights attached to the outstanding securities of such corporation.

For the purposes hereof, beneficial ownership shall include securities deemed beneficially owned within the meaning of §1(4) of the Securities Act (British Columbia).

Business Day means a day, other than a Saturday or Sunday, on which the main branch of Bank of Montreal in Vancouver, British Columbia is open to the public for the transaction of business.

Commercial Production means the operation of the Property or any part thereof as a mine but does not include milling for the purpose of testing or milling by a pilot plant. Commercial Production shall be deemed to have commenced on the first day of the month following the first 15 consecutive days during which Mineral Products have been produced from the Property at an average rate not less than 70% of the initial rated capacity of the Facilities.

Completion Date means the date on which Commercial Production shall be deemed to have commenced.

Cost Share means the respective share of all Expenditures incurred in connection with a Program, Production Program Costs incurred in connection with a Production Program, Operating Costs and other liabilities hereunder, whether incurred by the Operator or otherwise, to be borne by each Participant after the Participation Date and shall be equal to the respective Interest of each Participant as determined from time to time or such greater amount as a Participant may elect to pay pursuant to the terms hereof.

        Costs means cash outlays, expenses, obligations and liabilities of whatever kind or nature, but without duplication.

Expenditures means all Costs spent or incurred or deemed incurred hereunder prior to the adoption of a Production Program by all of the Participants in connection with the exploration and development of the Property including, without limiting the generality of the foregoing:

(i)	monies expended in maintaining the Property in good standing, including any monies expended in doing and filing assessment work and any required vendor’s or royalty payments;

(ii)	monies expended in doing geophysical, geochemical and geological surveys, drilling, assaying and metallurgical testing;

(iii)	monies expended in acquiring Assets;

(iv)

monies expended in paying the fees, wages and salaries of all employees of PTG and its Associated Companies engaged in work with respect to and for the benefit of the Property, together with an amount for fringe benefits usually paid by PTG;

(v)	monies expended in paying for the food, lodging and travelling expenses and other reasonable needs of the persons referred to in §(iv) hereof;

(vi)

a charge equal to 12% of all Expenditures, other than the charge referred to in this §(vi) and §(vii), for unallocable overhead and head office expenses and all other expenses relating to supervision and management of all work done with respect to and for the benefit of the Property;

(vii)	monies expended or set aside for environmental remediation and reclamation;

(viii)	all Costs related to the preparation of Programs and reporting as to the results thereof; and

(ix)	all Costs related to the preparation of a Feasibility Report, a Property Holding Program and a Production Program;

        but does not include any amount incurred in respect of Production Program Costs.

Facilities means all mines and plants including, without limitation, all pits, shafts, haulageways and other underground workings, and all buildings, plants and other structures, fixtures and improvements, and all other property, whether fixed or moveable, as the same may exist at any time in or on the Property and relating to the operation of the Property as a mine or outside the Property if for the exclusive benefit of the Property only.

Feasibility Report means a detailed report prepared pursuant to Article 8 showing the feasibility of placing the Property or part thereof into Commercial Production and shall include at least the following information:

(i)	a description of that part of the Property to be covered by the proposed mine;

(ii)	the estimated recoverable reserves of minerals and the estimated composition and content thereof;

(iii)	the proposed procedure for development,mining and production;

(iv)	results of ore amenability tests (if any);

(v)	the nature and extent of the Facilities proposed to be acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study shall also include a preliminary design for such mill;

(vi)

the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements;

(vii)	all environmental impact studies and costs;

(viii)	the period in which it is proposed the Property shall be brought to Commercial Production;

(ix)

such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations; and

(x)	working capital requirements for the initial four months of operation of the Property as a mine or such longer period as may be reasonably justified in the circumstances.

Interest means the undivided beneficial percentage interest of a party in the Assets as determined pursuant to this Agreement, but does not include a Net Profits Royalty.

       Joint Venture means the joint venture formed pursuant to §4.1.

       Management Committee means the committee formed pursuant to Article 6.

       Mineral Products means the end products derived from operating the Property as a mine.

Net Profits Royalty to which any party is entitled hereunder means a percentage interest in net profits derived from the Property pursuant to §5.4, §8.9 or, §9.7 that is equivalent to that percentage of net profits that is equal to •% of the maximum Interest that was held by that party on or after the Participation Date at any time less any assignments of Interest made by that party, and not including any increase in that party’s Interest as a result of the dilution of Interest of any other party, such net profits and the royalty to be calculated and payable as provided in Schedule 2.

operating the Property as a mine or operation of the Property as a mine means any or all of the mining, milling, smelting, refining and other processing of ores, minerals, metals, tailings or concentrates derived from the Property and other ancillary activities and operations related thereto.

Operating Costs means, for any period after commencement of Commercial Production, all Costs, incurred or chargeable, directly or indirectly, by the Operator in connection with Operating Plans including, without duplication and without limiting the generality of the foregoing, the following:

(i)	all Costs of or related to operating employee facilities, including housing;

(ii)

all duties, charges, levies, royalties, taxes (excluding taxes levied on the income of the parties) and other payments imposed by any government or municipality or department or agency thereof upon or in connection with operating the Property as a mine;

(iii)	all Costs of maintaining the Property in good standing, including any required vendor’s or royalty payments;

(iv)	all reasonable Costs of the Operator for providing technical, management and/or supervisory services;

(v)	all reasonable Costs of consulting, legal, accounting, insurance and other services;

(vi)	all exploration expenditures incurred after commencement of Commercial Production;

(vii)

all capital costs of operating the Property as a mine including all Costs of construction, equipment and mine development and including maintenance, repairs and replacements, and any capital expenditures relating to an improvement, expansion, modernization or replacement of the Facilities;

(viii)	a reasonable amount of funds set aside to cover reclamation Costs;

(ix)	all Costs incurred or to be incurred relating to a temporary or permanent shut-down of the Facilities, including Costs to be incurred after any shut-down;

(x)

a management fee payable to the Operator in respect of its unallocable overhead and head office expenses equal to 3% of all Operating Costs other than those referred to in §[(iv)], (viii) and (x) hereof; and

(xi)	Operating Cost Overruns and approved Excess Operating Cost Overruns as described in §10.3;

and, except where specific provision is made otherwise, all Operating Costs shall be determined in accordance with generally accepted accounting principles applied consistently from year to year, provided however that such costs shall not include any amount in respect of amortization of Expenditures or Production Program Costs, depletion or depreciation.

Operating Plan means a plan for an Operating Year as contemplated in Article 10 including, inter alia, the following information:

(i)	a written plan of the proposed mining operations for the Operating Year, including any plans for exploration or for expansion of the Facilities;

(ii)	a detailed estimate of all Operating Costs plus a reasonable allowance for contingencies, on a monthly basis, including any proposed cash calls;

(iii)	an estimate of the quantity and quality of the ore to be mined and of the quality of Mineral Products to be produced on a monthly basis; and

(iv)	such other facts as may be reasonably necessary to present the results proposed to be achieved during the Operating Year.

Operating Year means a calendar year or such other fiscal year as the Management Committee may approve. In the case of the first Operating Year, unless otherwise decided by the Management Committee, that Operating Year shall be the remainder of the current calendar or fiscal year, if the Completion Date occurs two months or more before the expiration of the year, or the period from the Completion Date to the end of the next succeeding calendar or fiscal year, if the Completion Date occurs on or after the date which is two months before the expiration of the year.

Operator means that party acting as operator from time to time in accordance with Article 7 and includes any Affiliate acting as the agent or delegate of the Operator in that regard.

       Option means the right of PTG to earn an Interest as described in §3.1.

Other Tenements means all surface rights of and to any lands within or outside the Property including surface rights held in fee or under lease, licence, easement, right of way or other rights of any kind (and all renewals, extensions and amendments thereof or substitutions therefor) acquired by or on behalf of the parties with respect to the Property.

Participant means any party having an Interest and its successors and permitted assigns and Participants means collectively all parties having an Interest and their respective successors and permitted assigns.

       Participation Date shall mean the date described in §3.10.

Prime Rate means the per annum rate declared from time to time by the main branch in Vancouver, B.C., of Bank of Montreal as the rate of interest charged by it to its largest and most creditworthy commercial borrowers for demand Canadian dollar loans over $200,000.

       Production Program means any program based on a Feasibility Report contemplating the achievement of Commercial Production.

Production Program Costs means all Costs spent or incurred directly or indirectly in connection with a Production Program in order to equip the Property or a part thereof for Commercial Production, including, without limitation:

(i)	all monies expended to develop, construct or acquire the Facilities and other Assets, as contemplated in the Production Program;

(ii)	working capital required for the initial four months of operation of the Property or part thereof as a mine or for such longer period as may be reasonably justified in the circumstances;

(iii)	a contingency amount of not less than 10% and not more than 20% of total Production Program Costs;

(iv)	a management fee payable to the Operator in respect of its unallocable overhead and head office expenses equal to 3% of all Production Program Costs other than those referred to in this §(iv); and

(v)	monies set aside or lodged as security for environmental remediation and reclamation.

       Program means, as the context requires:

(i)	any program to carry out work and incur Expenditures after the Participation Date and prior to the approval of a Production Program on or in respect of the Property;

(ii)

a document or documents wherein there is specified in reasonable detail an outline of any and all research, prospecting and exploration and development work proposed to be carried out during such Program, the estimated Expenditures to be incurred in carrying out such work and the area of the Property on which such work is to be undertaken;

(iii)	the preparation, after the Participation Date, of any Feasibility Report and Production Program;

(iv)	a Property Holding Program;

        and shall include any amendments to a Program as may be agreed upon by the Management Committee.

Property means an undivided 100% right, title and interest in and to the mining properties, claims, interests and other rights more particularly described in Schedule 1 and shall include any renewal thereof and any other form of successor or substitute title therefor, and shall include any other mineral properties, claims or interests made part of the Property pursuant to this Agreement, but shall exclude any mineral properties, claims or interests transferred or abandoned in accordance with §3.9 or §6.8 or otherwise sold or disposed of by the Joint Venture.

Property Holding Program means a program for maintenance of the Property and continued work, if necessary, after the Feasibility Report and before the Production Program.

Included Words

1.2      This Agreement shall be read with such changes in gender or number as the context shall require.

Headings

1.3      The headings to the articles, paragraphs, parts or clauses of this Agreement and the table of contents are inserted for convenience only and shall not affect the construction hereof.

References

1.4      Unless otherwise stated, a reference herein to a numbered or lettered article, paragraph, clause or schedule refers to the article, paragraph, clause or schedule bearing that number or letter in this Agreement. A reference to “this” article, paragraph, clause or schedule means the article, paragraph, clause or schedule in which the reference appears. A reference to “this Agreement”, “hereof”, “hereunder”, “herein” or words of similar meaning, means this agreement including the schedules hereto, together with any amendments thereof.

Currency

1.5     All dollar amounts expressed herein refer to lawful currency of Canada.

Interest

1.6      Wherever interest is chargeable under this Agreement, unless otherwise specifically provided, interest will be at the specified per annum rate, calculated daily and compounded on the last day of each calendar month. For the purposes hereof, the Prime Rate in effect for each day of a month shall be equal to the Prime Rate declared at noon on the first Business Day of that month. For greater certainty, the interest chargeable for any day will be based upon the specified per annum rate in effect on that day.

Statutes

1.7      A reference to a statute, regulation or other legislation herein shall be deemed to extend to and include any amendments thereto and successor legislation.

Schedules

1.8      The following schedules are incorporated into this Agreement by reference:

Schedule	Description
1	Description of Property
2	Net Profits Royalty
3	Share Option

Governing Law

1.9      This Agreement shall be construed and governed by the laws in force in the Province of British Columbia and, except as provided in Article 17, the courts of said Province shall have exclusive jurisdiction to hear and determine all disputes arising hereunder. Each of the parties hereto irrevocably attorns to the jurisdiction of said courts and consents to the commencement of proceedings in such courts. This paragraph shall not be construed to affect the rights of a party to enforce a judgement or award outside the said Province, including the right to record or enforce a judgement or award in any jurisdiction in which Assets are situated.

Severability

1.10      If any provision of this Agreement is or shall become illegal, invalid or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and subsisting and the said remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

ARTICLE 2

REPRESENTATIONS, WARRANTIES AND COVENANTS

Representations, Warranties and Covenants of Each Party

2.1      Each party represents and warrants to the other party hereto that:

(a)	it is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

(b)	it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)

neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party; and

(d)

the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

Representations, Warranties and Covenants of the Owner

2.2      The Owner represents and warrants to PTG that:

(a)

the mineral claims and other interests comprising the Property are accurately described in Schedule 1, are presently in good standing under the laws of the jurisdiction in which they are located and are free and clear of all liens, charges and encumbrances;

(b)	the Owner has the exclusive right to enter into this Agreement and to dispose of an interest in the Property in accordance with the terms of this Agreement;

(c)	the Owner is the sole recorded and beneficial owner of the Property;

(d)	any mineral claims included in the Property as described in Schedule 1 have been properly and legally staked, recorded and tagged;

(e)

there is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims and other interests comprising the Property, nor to the knowledge of the Owner is there any basis therefor or interest therein, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof or any production therefrom, and no person other than • has any royalty or other interest whatsoever in the Property or in production therefrom;

(f)	all corporate authorizations have been obtained by the Owner for the execution of this Agreement and for the performance of its obligations hereunder;

(g)

no proceedings are pending for and the Owner is unaware of any basis for the institution of any proceedings leading to the dissolution or winding-up of the Owner or the placing of the Owner into bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(h)

the Property and its existing and prior uses comply and have at all times complied with, and the Owner is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Property, any applicable federal, provincial, municipal or local laws, regulations, orders or approvals relating to its operations on the Property and environmental or similar matters;

(i)	without limiting the generality of §(h), the Owner:

(i)

has operated the Property and has at all times received, handled, used, stored, treated, shipped and disposed of all environmental or similar contaminants in strict compliance with all applicable environmental, health or safety laws, regulations, orders or approvals; and

(ii)	has removed from and off the Property all environmental or similar contaminants;

(j)

there are no writs, injunctions, orders or judgements outstanding, no law suits, claims, proceedings or investigations pending or threatened, relating to the use, maintenance or operation of the Property, whether related to environmental, archaeological or similar matters, or otherwise, nor, to the Owner’s knowledge, is there any basis for such law suits, claims, proceedings or investigations being instituted or filed;

(k)

no hazardous or toxic materials, substances, pollutants, contaminants or wastes have been released into the environment, or deposited, discharged, placed or disposed of at, on or near the Property as a result of the Owner’s operations carried out on the Property, nor, to the best of the Owner’s knowledge, have any of the above occurred nor has the Property been used at any time by any person as a landfill or waste disposal site;

(l)	to the best of the Owner’s knowledge

(i)	no notices of any violation or apparent violation of any of the matters referred to in §(h) through §(k) relating to the Property or its use have been received by the Owner, and

(ii)

[NOTE TO DRAFT: Only include if not including §2.2(j)] there are no writs, injunctions, orders or judgements outstanding, no law suits, claims, proceedings or investigations pending or threatened, relating to the use, maintenance or operation of the Property , whether related to environmental, archaeological or similar matters, or otherwise, nor, to the knowledge of the Owner, is there any basis for such law suits, claims, proceedings or investigations being instituted or filed;

(m)	the Property is not the whole or substantially the whole of the assets or undertaking of the Owner; and

(n)

the Owner holds a valid and subsisting Free Miner Certificate issued under the Mineral Tenure Act (British Columbia) or the comparable licence or certificate required under the mining laws of the jurisdiction in which the Property is located.

Covenants of the Owner

2.3      The Owner covenants with PTG that:

(a)

it will, at its sole cost and expense, remove or take remedial action with regard to any materials released by the Owner or its contractors and agents, into the environment at, on or near the Property prior to the date hereof for which any removal or remedial action is required pursuant to any law, regulation, order or governmental action, whether enacted, made or declared in force before or after the date hereof, provided that:

(i)	no such removal or remedial action shall be taken except after reasonable advance written notice has been given to PTG; and

(ii)	any such removal or remedial action shall be undertaken in a manner so as to minimize any impact on PTG’s operation on the Property;

(b)

it will at all times retain any and all liabilities arising from the handling, treatment, storage, transportation or disposal of environmental or similar contaminants on or near the Property by the Owner or by any of the Owner’s contractors or agents;

(c)	it will, during the currency of the Option, keep the Property free and clear of all liens, charges and encumbrances, save and except those arising from PTG’s activities on the Property; and

(d)

in the event of an adverse claim or claims (i) respecting the Property which does not arise from PTG’s activities on the Property, or (ii) respecting defects of title affecting all or a portion of the Property, the Owner shall, all at its sole expense, take immediate steps to defend against any such claim or claims or to cure any such default of title until such adverse claim or claims is or are judicially or otherwise fully settled and determined or such defects are otherwise cured, and PTG shall be held harmless from and indemnified for any resulting loss from adverse claims or other title defects. In the event that the Owner is unable or refuses to cure any defect in title to the Property promptly, PTG may, without affecting the Owner’s obligations under this subparagraph, at PTG’s election, take steps to cure such defect and shall be fully reimbursed for all costs incurred for that purpose, plus interest at the Prime Rate plus 3% from the date the Costs are incurred, and until reimbursed (and without limitation as to exercise of other remedies) PTG may recover the Costs of such cure, including legal fees and court costs, from amounts otherwise due to the Owner hereunder.

Survival of Representations, Warranties and Covenants

2.4      The representations, warranties, covenants, agreements and conditions hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any Interest hereunder and each party will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement (including, without limitation, lawyer’s fees and disbursements).

ARTICLE 3

OPTION AND INITIAL PROGRAMS

Option

3.1      Subject as hereinafter provided, the Owner hereby grants to PTG the sole and exclusive right and option to acquire an undivided •% right, title and interest in and to the Assets. Forthwith after execution of this Agreement, the Owner shall execute and deliver to PTG (or, at PTG’s written request, to an escrow agent designated by PTG) a transfer or transfers of the Property in recordable form. Prior to the Participation Date, title to the Property shall be held by PTG (or such escrow agent) subject to the provisions of this Article.

Commitment to Make Expenditures

3.2      On or before the first anniversary of the date of this Agreement PTG shall incur Expenditures of not less than $•. It is understood that this is a firm commitment to make such Expenditures and that, upon failure by PTG to do so, the deficiency shall be an amount owing by PTG to the Owner and payable forthwith upon demand. [NOTE TO DRAFT: This is not a PTG standard clause]

Option Payments and Expenditures to be Incurred

3.3      The Option granted to PTG pursuant to §3.1 shall, subject to §3.5, terminate: [OR: Include the following in place of preceding sentence if an initial option payment is to be made] [To preserve the Option granted to PTG pursuant to §3.1, PTG shall pay the Owner $• on the execution date of this Agreement. Thereafter the Option shall, subject to §3.5:]

(a)	on the first anniversary of the date of this Agreement, unless on or before that date PTG has incurred $• in Expenditures and paid to the Owner an additional $•;

(b)	on the second anniversary of the date of this Agreement, unless on or before that date PTG has incurred $• in Expenditures in the aggregate and paid to the Owner an additional $•;

(c)	on the third anniversary of the date of this Agreement, unless on or before that date PTG has incurred $• in Expenditures in the aggregate and paid to the Owner an additional $•;

(d)	on the fourth anniversary of the date of this Agreement, unless on or before that date PTG has incurred $• in Expenditures in the aggregate and paid to the Owner an additional $•; or

(e)	if PTG gives notice in accordance with §3.8 or this Agreement is otherwise terminated prior to the Participation Date in accordance with the terms hereof.

It is understood that the amounts required to be spent within the periods referred to in §(a) to §• hereof are cumulative, aggregate amounts and that, accordingly, all Expenditures incurred in a particular period, including any excess in the amount of Expenditures required to be incurred to maintain the option during such period, shall be carried over and included in the aggregate amount of Expenditures for the subsequent period.

Report of Expenditures

3.4      Within 60 days following the expiry of each of the periods referred to in §3.3, PTG shall deliver to the Owner a statement showing in reasonable detail the Expenditures incurred by PTG during the period last expired and the aggregate Expenditures incurred to the end of such period (together with payment by PTG of any deficiency, if applicable) and the Owner shall have 45 days from the time of receipt of such statement to question the accuracy thereof in writing, failing which such statement shall be deemed to be correct and unimpeachable thereafter. If a statement delivered pursuant to §3.4 is questioned by the Owner:

(a)	the Owner shall have 12 months from the time of delivery of the statement to have the amounts specified therein audited;

(b)

the audited results shall be final and determinative of the amount of Expenditures incurred for the audited period; provided that, if such audit discloses a deficiency in the amount of Expenditures required to be incurred to maintain its option in good standing, PTG may pay to the Owner the amount of such deficiency within 15 days following receipt of notice of such audited results, whereupon such amount shall be deemed to have been Expenditures incurred during the audited period; and

(c)

the costs of the audit shall be borne by the Owner if PTG’s statement understated Expenditures or overstated Expenditures by not more than 3% and shall be borne by PTG if such statement overstated Expenditures by greater than 3%.

Deficiencies in Expenditures

3.5      Notwithstanding §3.3, if PTG has not incurred the requisite Expenditures to maintain its option in good standing within any of the periods specified in §3.3, PTG may pay to the Owner, within 60 days following the expiry of such period, the amount of the deficiency and such amount shall thereupon be deemed to have been Expenditures incurred by PTG during such period.

PTG’s Right of Entry

3.6      During the periods set out inss.3.3, PTG and its employees, agents and independent contractors shall have the right and option to:

(a)	enter upon the Property;

(b)	have exclusive and quiet possession thereof;

(c)

do such prospecting, exploration, development or other mining work thereon and thereunder as PTG in its sole discretion may consider advisable and including, without limitations, the removal of ores, minerals and metals from the Property but only for the purpose of testing; and

(d)	bring upon and erect upon the Property such Facilities as PTG may consider advisable.

PTG’s Obligations During Currency of Option

3.7      Unless, by written notice to the Owner, PTG abandons the Property sooner, PTG shall, during the currency of the Option:

(a)	keep the Property free and clear of all liens, charges and encumbrances arising from its operations hereunder (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by PTG) and shall proceed with all diligence to contest and discharge any such lien that is filed and shall keep the Property in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard;

(b)

permit the Owner, or its representatives duly authorized by it in writing, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by PTG in connection with work done on or with respect to the Property and furnish the Owner with quarterly reports during the conduct of the work carried out by PTG on or with respect to the Property and results obtained, together with timely current reports and information on any material results obtained;

(c)

obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, such insurance as PTG reasonably considers to be appropriate in the circumstances in light of general industry practice; and

(d)

conduct all work on or with respect to the Property in a manner consistent with good exploration, engineering and mining practices and in compliance with all applicable laws, rules, orders and regulations, and indemnify and save the Owner harmless from any and all claims, suits or actions made or brought against it as a result of work done by or on behalf of PTG on or with respect to the Property.

PTG’s Obligations on Termination

3.8      At any time prior to the Participation Date, PTG may terminate this Agreement and the Option, so long as it is not in default of any of its obligations under this Agreement, by giving notice in writing to that effect to the Owner and, on receipt of such notice, or if PTG fails to make the requisite Expenditures under §3.3, but subject to §3.5, this Agreement shall be of no further force or effect and PTG shall have no interest in the Property; provided, however, that PTG shall:

(a)	remain liable for any amount owing under §3.2;

(b)	leave the Property in good standing with respect to the filing of assessment work for a period of [90] days from the date of termination, free and clear of all liens, charges and encumbrances arising from operations hereunder (except for taxes not yet due, other inchoate liens and liens contested in good faith by PTG) and in good standing with respect to all applicable environmental, safety and other statutory rules, regulations and orders arising from or applicable to work done on the Property by PTG; provided however, that PTG shall have no liability or obligation hereunder in respect of claims arising or damages suffered after the termination of this Agreement if upon such termination any workings on or improvements to the Property arising from PTG’s operations hereunder have been left in good standing as aforesaid;

(c)

deliver to the Owner, within 60 days of a written request made by the Owner, a comprehensive report on all work carried out by PTG on the Property (limited to factual matters only), together with all drill cores, assay samples, copies of all maps, drill logs, assay results and other factual technical data compiled by PTG with respect to the Property which were not previously delivered to the Owner;

(d)

have the right to remove from the Property within 180 days of the effective date of termination all temporary structures, equipment and supplies erected, installed or brought upon the Property by or at the instance of PTG; and

(e)

deliver to the Owner an acknowledgement of abandonment and release of any interest in the Assets or under this Agreement, together with a bill of sale or other appropriate deed or transfer in recordable form whereby the Property is transferred or quit claimed back to the Owner, free of any liens or charges arising from PTG’s activities in respect of the Property.

Abandonment of Part of Property

3.9      At any time prior to the Participation Date, PTG may elect to abandon any one or more of the mineral claims comprised in the Property by giving notice to the Owner of such intention. For a period of 30 days after the date of delivery of such notice the Owner may elect to have any or all of the mineral claims in respect of which such notice has been given transferred and quit claimed back to the Owner by delivery of a request therefor to PTG, whereupon PTG shall deliver to the Owner a bill of sale or other appropriate deed or assurance in recordable form transferring or releasing such mineral claims back to the Owner and the provisions of §3.8(d) and §3.8(e) shall apply with respect thereto, mutatis mutandis. If the Owner fails to make a request for the transfer of any mineral claims as aforesaid within such 30-day period, PTG may then abandon such mineral claims without further notice to the Owner. Upon any such transfer, release or abandonment the mineral claims so transferred, released or abandoned shall for all purposes of this Agreement cease to form part of the Property. For greater certainty, there shall be no abatement of the Expenditure or payment requirements under this Article as a result of such transfer, release or abandonment, but any Expenditures previously made in respect of the abandoned claims shall continue to be included in cumulative Expenditures hereunder.

Participation Date

3.10      Subject to earlier termination hereunder, the Participation Date shall be that date on which PTG has exercised the Option by incurring in the aggregate at least $• in Expenditures or paying cash in lieu thereof within the time referred to in §3.3 and §3.5 and paid to the Owner $• in accordance with the terms hereof. On the Participation Date, PTG shall be deemed to have earned an undivided •% right, title and interest in and to the Assets and the Joint Venture referred to in Article 4 shall be formed.

ARTICLE 4

JOINT VENTURE

Formation and Scope

4.1      On the Participation Date, PTG and the Owner shall and shall be deemed to form a single purpose joint venture for the purpose of undertaking such activities as are determined in accordance with the provisions hereof, to be necessary or appropriate, directly or indirectly, to:

(a)	explore and, if deemed warranted as herein provided, develop the Property and equip it for Commercial Production;
(b)	operate the Property as a mine; and
(c)	engage in such other activity as may be considered by the Participants to be necessary or desirable in connection with the foregoing.

Transactions in Name of Operator

4.2      All transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or act undertaken on behalf of the Participants in connection with the Property shall, subject to §4.5, be done, transacted, undertaken or performed in the name of the Operator, and no party (other than the Operator acting in that capacity) shall do, transact, perform or undertake anything in the name of another party hereto or in the joint names of the Participants or in the name of the Joint Venture.

No Partnership

4.3      After the Participation Date, the rights and obligations of the Participants shall be, in each case, several, and shall not be or be construed to be either joint or joint and several. Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute a Participant a partner, an agent or legal representative of any other party. It is intended that this Agreement shall not create the relationship of a partnership between the Participants and that no act done by any Participant pursuant to the provisions hereof shall operate to create such a relationship.

Liability for Costs

4.4      After the Participation Date, except as otherwise provided herein, each Participant shall be liable for its Cost Share of all costs, debts, liabilities or obligations arising from operations hereunder from and at the time incurred by the Operator. Except as otherwise provided herein, any amount due to the Operator hereunder shall bear interest from its due date at a per annum rate equal to the Prime Rate plus 2%.

Holding Title to the Assets

4.5      Each Participant shall have such Interest as is determined in accordance with the provisions of this Agreement, and any legal title to any of the Assets shall be held by the Operator in trust for the Participants in proportion to their respective Interests under the terms of this Agreement. Nothing herein contained shall prevent a party hereto from registering notice of this Agreement and its Interest against the title to the Property or any other Assets.

Participants’ Rights to Conduct Other Business

4.6     Each Participant shall devote such time as may be required to fulfil any obligation assumed by it hereunder but, subject to Article 20:

(a)

each Participant shall be at liberty to engage in any other business or activity outside the Joint Venture, including the ownership and operation of any other mining permits, licenses, claims and leases;

(b)

no Participant shall be under any fiduciary or other obligation to any other party which shall prevent or impede such Participant from participating in, or enjoying the benefits of, competing endeavours of a nature similar to the business or activity undertaken by the Participants hereunder; and

(c)

the legal doctrines of “corporate opportunity” or “business opportunity” sometimes applied to persons occupying a relationship similar to that of the Participants shall not apply with respect to participation by any Participant in any business activity or endeavour outside the Joint Venture, and, without implied limitation, a Participant shall not be accountable to the others for participation in any such business activity or endeavour outside the Joint Venture which is in direct competition with the business or activity undertaken by the Joint Venture. Unless otherwise agreed in writing, no Participant shall have any Obligations to mill, beneficiate or otherwise treat any Mineral Products or any other Participant’s share of production in any facility owned or controlled by that Participant. Conversely, the Joint Venture shall have no obligation to mill, beneficiate or otherwise treat or accommodate any minerals produced by a Participant from lands not comprising the Property.

No Right of One Participant to Bind the Other

4.7      A Participant shall not have authority to act for or assume any obligations or liabilities on behalf of the other Participant except such as are specifically authorized pursuant to and in accordance with the terms of this Agreement, and each Participant shall indemnify and hold the other Participant, and its officers, employees and agents, harmless from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of any obligations by it done or undertaken on behalf of the other Participant other than as provided herein.

ARTICLE 5

INTERESTS OF PARTICIPANTS

Interests

5.1      On the Participation Date, PTG shall have an undivided •% Interest and the Owner shall have an undivided •% Interest. Thereafter, each Participant shall have such Interest as is determined from time to time in accordance with the provisions of this Agreement.

Dilution Formula

5.2      Subsequent to the Participation Date, the respective Interests of the Participants shall be determined from time to time as being equal to the product obtained by multiplying 100% by a fraction of which the numerator is $1,020,000 in the case of PTG and $980,000 in the case of the Owner, plus the amount of the respective Participant’s contributions to Expenditures and Production Program Costs made subsequent to the Participation Date and the denominator is $2,000,000 plus the amount of all contributions to Expenditures and Production Program Costs made subsequent to the Participation Date by all Participants .

Multiple Participants

5.3      If there are more than two Participants the dilution formula in §5.2 will be applied mutatis mutandis as required provided, that an assignment by a Participant of all or part of its Interest will carry with it an assignment of that proportion of the aggregate of the Participant’s Expenditures and Production Program Costs to the time of assignment which equals the percentage of the Participant’s Interest which is being assigned.

Dilution and Conversion of an Interest to a Royalty

5.4      The respective Interests of the Participants shall not change so long as they each contribute their respective Cost Share of every Program as set out in Article 8 and Production Program as set out in Article 9. At any time and from time to time after a Participant elects or is deemed to have elected not to contribute to a Program or Production Program, its respective Interest shall be reduced, and each other Participant’s Interest shall be proportionately increased, in accordance with the formula set out in §5.2. If, as a result of such calculation, the Interest of a Participant is reduced to or below •%, its Interest shall be deemed to be converted to a Net Profits Royalty and thereafter such party shall have no further rights or interest in respect of the Assets or under this Agreement, save and except for the Net Profits Royalty, provided however, that if a Participant assigns part of its Interest the percentage Interest to which the Participant’s and the assignee’s Interest must be diluted prior to its Interest being converted to a Net Profits Royalty shall remain at •% for each of them and the Net Profits Royalty to which the assigning Participant’s or the assignee’s Interest will be converted shall be that derived by multiplying the Net Profits Royalty to which the assigning Participant’s Interest would have been converted to prior to the assignment by the fraction, the numerator of which is the Participant’s Interest immediately after the assignment and the denominator of which is the assigning Participant’s Interest immediately prior to the assignment and such shall be applied in like fashion for any additional assignments.

Royalty Calculation and Payment

5.5      Any Net Profits Royalty shall be calculated pursuant to Schedule 2 by the Operator if it is the sole Participant, or if there is more than one Participant, by each Participant as to its respective share of the Net Profits Royalty and the Operator or the Participants, as the case may be, shall pay the Net Profits Royalty as described in Schedule 2.

ARTICLE 6

MANAGEMENT COMMITTEE

Management Committee

6.1      The Participants shall, as soon as is practicable after the Participation Date, establish a Management Committee which shall direct and control the operations of the Joint Venture.

Members

6.2      Each Participant having an Interest of not less than 30% shall be entitled to two members, and each other Participant shall be entitled to one member, on the Management Committee. A Participant may from time to time revoke in writing the appointment of any of its nominees on the Management Committee and appoint in writing another in his place. A Participant may from time to time in writing appoint one alternate member for any member theretofore appointed by such Participant. Alternate members may attend meetings of the Management Committee and, in the absence of the member, his alternate may vote and otherwise act in the place and stead of a member. Whenever any member or alternate member votes or acts, his votes or actions shall for all purposes of this Agreement be considered the actions of the Participant whom he represents. The Participants shall give written notice to each other from time to time as to names, addresses, telephone numbers and facsimile numbers of their respective members and alternates on the Management Committee.

Time and Place of Meetings

6.3      All meetings of the Management Committee shall be held in Vancouver, B.C. unless all members of the Management Committee agree otherwise and any member of the Management Committee may call a meeting at any time by giving seven days’ notice to the other members of the time and place of such meeting and the general nature of the business to be conducted, but no Participant other than the Operator shall be entitled to call a meeting less than three months after the date of the last meeting of the Management Committee. Any member of the Management Committee, or his alternate, may waive in writing the giving of such notice before or after such meeting. Otherwise, the giving of notices under this Article shall be governed by Article 18.

Resolutions in Writing

6.4      Any resolution in writing signed by all members of the Management Committee in one or more counterparts shall be as valid and binding as if passed at a meeting of the Management Committee duly called and constituted. The Chairman of a meeting of the Management Committee may require that a resolution duly passed at such meeting be reduced to writing and signed by all of the Participants present at such meeting in order to properly record such resolution.

Quorum

6.5      Except as herein set out, a quorum for any meeting of the Management Committee shall consist of a member or members representing a Participant or Participants whose Interest or Interests aggregate in excess of 50%. If a quorum is not present within 30 minutes after the time fixed for holding any such meeting, the meeting shall be adjourned to the sixth Business Day thereafter at the same time and place. Notice of any adjournment shall be given forthwith to each member of the Management Committee who was not present at the adjourned meeting. At the meeting to which the prior meeting was adjourned, the members (or their respective alternates) present in person shall form a quorum and may transact the business for which the meeting was originally convened.

Voting

6.6      Except as herein set out, the members of the Management Committee or their respective alternates shall have a number of votes equal in number to the Interest held by the Participant that he or they represent. The Management Committee shall decide all matters coming before it at a meeting by the affirmative vote of a majority of the votes entitled to be cast by members at the meeting. The representative of the Operator shall act as Chairman of each meeting of the Management Committee and, as such, shall have an additional or casting vote in the case of an equality of votes on any matter.

Secretary and Records

6.7      The Management Committee shall appoint a secretary (who need not be a member of the Management Committee) who shall keep a record of the meetings of the Management Committee, and circulate to all members minutes of each meeting promptly after the conclusion thereof. Each Participant shall have the right to examine and take extracts of all records of the Management Committee (which shall be maintained by the Operator), at reasonable times and on reasonable notice at the Operator’s offices during regular business hours.

Abandonment of Property

6.8      The Management Committee may decide to surrender or abandon a portion of the Property, provided such decision is made at least [90] days prior to the date on which such portion shall cease to be in good standing in the records of the appropriate governmental authority, and provided further that notice of such proposed abandonment is forthwith given to any Participant which was not represented at the meeting at which such decision was made. Those Participants which did not vote in favour of the abandonment may elect, by notice to the Operator within 30 days following the meeting or such notification, as the case may be, that the portion to be abandoned be transferred to it, or if more than one, to them in proportion to their respective Interests, whereupon the Operator and those Participants that voted in favour of the abandonment shall, forthwith after the expiry of the applicable 30-day period, transfer, assign and quit claim the subject portion to the Participant or Participants so electing. Failing any such election, the subject portion may be abandoned or surrendered as decided upon. Following a transfer or abandonment under this paragraph, the portion so transferred or abandoned shall thereafter cease to form part of the Property and shall no longer be subject to this Agreement, save and except with respect to such obligations or liabilities of the Participants as have accrued hereunder up to the date of such transfer or abandonment.

ARTICLE 7

OPERATOR

Rights and Powers of the Operator

7.1      Following the Participation Date, but subject to §7.2 and §7.4, PTG will act as the Operator under this Agreement and as such shall, subject to the direction and control of the Management Committee, have full right, power and authority to do everything necessary or desirable to carry out the purposes of the parties in connection with this Agreement, including and without limiting the generality of the foregoing, the right, power and authority to:

(a)	prepare and present to the Management Committee, Programs in respect of the Property and implement such Programs as are approved in accordance with the terms of this Agreement;

(b)

regulate access to the Property subject only to the right of designates of the Participants duly authorized in writing to have access to the Property at all reasonable times for the purpose of inspecting work being done thereon, but at their own risk and expense;

(c)

employ and engage such employees, agents, and independent contractors as it may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder, but the Operator shall not, for the account of the Joint Venture, enter into contractual relationships with a Participant or any Associated Company of a Participant except upon terms that are commercially competitive;

(d)	prepare, present and implement any Production Program that is approved in accordance with the terms of this Agreement;

(e)	after the Completion Date and subject to the authority of the Management Committee, prepare, present and implement Operating Plans and operate the Property as a mine; and

(f)	charge fees in respect of overhead costs as specified in the definitions of Expenditures, Production Program Costs and Operating Costs.

Resignation of the Operator

7.2      The Operator may resign at any time by giving 120 days’ prior written notice to the other Participants (or such shorter notice as the other Participants accept) and the Participants shall, within 60 days after receipt of such notice, convene a meeting of the Management Committee which shall appoint another Participant who consents to act as Operator, and determine its terms of engagement.

Duties and Obligations of the Operator

7.3      The Operator shall have such duties and obligations as the Management Committee may from time to time determine including, without limiting the generality of the foregoing, the following duties and obligations:

(a)	to propose and, if they are approved, implement Programs, Property Holding Programs, any Production Program and Operating Plans;

(b)

to manage, direct and control all exploration, development, construction and producing operations in and under the Property, in a manner consistent with good exploration, engineering and mining practices and in compliance with all applicable laws, rules, orders and regulations;

(c)	to prepare and deliver to the Participants, during periods of active field work, periodic progress reports as well as timely current reports and information on any material results obtained;

(d)

subject to the terms and conditions of this Agreement, to keep the Assets in good standing and free of liens, charges and encumbrances of every character arising from operations (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by the Operator) and to proceed with all diligence to contest or discharge any such lien that is filed;

(e)	to account to the Participants for all contributions to and expenditure of Expenditures, Production Program Costs and Operating Costs;

(f)

to maintain true and correct books, accounts and records of operations hereunder and, following the Completion Date, to prepare and deliver to the Participants audited financial statements of the Joint Venture within 120 days following the end of each Operating Year;

(g)

to permit the Participants, at their own expense, to inspect, take abstracts from or audit any or all of the records and accounts referred to in §(f) hereof on reasonable notice during normal business hours, and without undue disruption of the work and operations of the Operator hereunder;

(h)

to obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, such insurance as the Operator reasonably considers to be appropriate in the circumstances in light of general industry practice;

(i)

to permit the Participants and their representatives appointed in writing, at their own expense and risk, access to the Property and all data derived from carrying out work thereon, on reasonable notice and without undue disruption of the work and operations of the Operator hereunder;

(j)	to arrange for and maintain workers’ compensation or equivalent coverage for all eligible employees engaged by the Operator in accordance with local statutory requirements;

(k)	to perform its duties and obligations in a manner consistent with good exploration, engineering and mining practices; and

(l)

to transact, undertake and perform all transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or thing undertaken on behalf of the parties in the Operator’s name.

Non-Performance by the Operator

7.4      If the Operator fails to perform in a manner that is consistent with good exploration, engineering and mining practices or fails to perform in a manner consistent with its duties and responsibilities under this Agreement, or is adjudged to be bankrupt or insolvent or a receiver is appointed for its business and assets, then the Management Committee shall give to the Operator written notice setting forth particulars of the Operator’s default. The Operator will within 30 days of receipt of such notice commence to remedy the default. Failure of the Operator to commence to remedy the default within such 30-day period (and thereafter to proceed continuously and diligently to complete all required remedial action) will be grounds for termination of the Operator’s appointment; provided that if there shall be any disagreement between the Management Committee and the Operator as to whether a default has occurred, the matter may be submitted to arbitration under Article 17, and the Operator shall not be considered in default of any obligation determined on the arbitration if it commences to remedy the default within 10 days after the arbitration decision or within such longer period as may be fixed in the arbitration award. On any termination of the Operator’s appointment hereunder, a meeting of the Management Committee shall forthwith be convened to appoint another party who consents to act as Operator, and determine its terms of engagement. At such meeting, an Operator in default hereunder shall not be entitled to vote as a Participant for the purposes of this paragraph and the remaining Participant or Participants shall be sufficient to form a quorum for such purposes.

Delivery of Assets by Former Operator to Successor Operator

7.5      Upon ceasing to be Operator, the former Operator shall forthwith deliver to the successor Operator custody of all Assets and any books and records pertaining to the Assets which it prepared or maintained in its capacity as Operator. The successor Operator shall assume all of the rights, responsibilities, duties, and status of the previous Operator as provided in this Agreement. The successor Operator shall have no obligation to hire any of the employees of the former Operator.

Termination of Joint Venture if No Operator

7.6      If the Operator resigns or is removed and no other party consents to act as Operator, the Joint Venture shall be terminated and the Assets shall be liquidated or sold and the Assets or proceeds from the sale thereof distributed to the Participants, net of liabilities hereunder or related thereto, in accordance with their Interests. Each Participant shall be responsible for its Cost Share of all costs and expenses related to such termination and liquidation. The party which was the Operator may, if it consents to act, continue to act as Operator to effect such termination and liquidation and it shall have a lien on the Participants’ respective interests in the Assets and any proceeds therefrom as security for their respective Cost Shares of all costs, expenses and other liabilities owing in respect of or as of the date of such termination.

Indemnification of Operator

7.7      Subject to §7.8, each Participant shall, pro rata to its Interest, indemnify and save the Operator and any former Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury and death (including, without limiting the generality of the foregoing, legal fees) resulting from any acts or omissions of the Operator or its officers, employees or agents.

No Indemnification of Operator

7.8      Notwithstanding §7.7, the Operator shall not be indemnified nor held harmless by any of the Participants for any loss, liability, claim, demand, damage, expense, injury or death (including, without limiting the generality of the foregoing, legal fees) resulting from the gross negligence or wilful misconduct of the Operator or its officers, employees or agents; provided however that in no case shall indemnification be withheld if the act or omission of the Operator or its officers, employees or agents was done or omitted to be done:

(a)	at the direction, or within the scope of the direction, of the Management Committee;
(b)	with the concurrence of the Management Committee; or
(c)	unilaterally and in good faith by the Operator to protect life, limb or property.

Indemnification in Proportion to Interests

7.9      The obligation of a Participant to indemnify and save the Operator harmless pursuant to §7.7 shall be in proportion to its Interest as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.

No Liability for Special Damages

7.10      The Operator shall not be liable to any Participant nor shall any Participant be liable to the Operator in contract, tort or otherwise for special or consequential damages, including, without limiting the generality of the foregoing, loss of profits or revenues.

Emergency Expenditures

7.11      Notwithstanding anything herein contained to the contrary, the Operator shall be entitled to incur, and the Participants shall be responsible for their respective Cost Share of, any costs expended which the Operator deems necessary to preserve or protect life, limb, property or the environment in respect of the Property and the operations hereunder.

ARTICLE 8

PROGRAMS

Expenditures to be Incurred Under Programs

8.1      After the Participation Date, but subject to §8.2, Expenditures shall only be incurred under and pursuant to Programs prepared by the Operator and approved by the Management Committee as provided in this Article. Any Feasibility Report shall be prepared pursuant to a separate Program.

Programs in Progress on Participation Date

8.2      Upon the occurrence of the Participation Date, Expenditures incurred by PTG or the Operator as part of ongoing exploration work then in progress, up to a maximum of $100,000, shall be deemed to have been approved as a Program and each Participant shall be liable for its Cost Share thereof, upon being invoiced by PTG or Operator, as the case may be. Thereafter, the Operator shall, within 120 days following completion of each Program, prepare and submit to the Management Committee a Program of not less than 6 months and a maximum of 12 months in duration, which shall include at least such Expenditures as are necessary to maintain the Property in good standing. A Program for the preparation of a Feasibility Report and a Production Program may be for such duration as the Operator estimates is required for the completion thereof.

Election to Participate in Programs

8.3      Within 30 days after the approval by the Management Committee of a Program, the Participants shall each give written notice to the Operator stating whether or not they elect to contribute their respective Cost Shares of such Program. Failure by a Participant to give notice pursuant to this paragraph within such 30-day period shall be deemed to be an election by that Participant not to contribute to such Program.

Effect of Election to Not Contribute

8.4      If a Participant (for the purposes hereof a “Non-Contributor”) elects or is deemed to have elected not to contribute its Cost Share of a Program, each other Participant (for the purposes hereof a “Contributor”) that has elected to contribute its Cost Share of the Program may give notice in writing to the Operator stating that it will contribute, in addition to its own Cost Share, the Cost Share of the Non-Contributor. If more than one Participant gives such notice, they shall contribute pro rata to their Interests or as they may otherwise agree. In such event, subject to §8.5, the Operator will proceed with such Program and, on completion of such Program, the Interests of the parties shall be adjusted in accordance with §5.4; provided that, if such Program is completed to the extent of less than 80% of the originally estimated Expenditures thereunder, the Interests of the parties will not be adjusted unless notice is first given to the Non-Contributor that the Program was abated, together with notice of the amount of the actual Expenditures thereunder, and the Non-Contributor does not, within 20 days thereafter, reimburse the Contributor or Contributors to the extent of its Cost Share thereof (being the amount which the respective Contributor elected to and did contribute instead of the Non-Contributor), together with interest thereon from the date contributed by the Contributor, at a per annum rate equal to the Prime Rate plus 2%. If the Non-Contributor so reimburses the Contributor or Contributors within such 20-day period, it shall be deemed to have elected to contribute its Cost Share of such Program and the Interests of the parties shall not be adjusted. A Participant that elects or is deemed to have elected not to contribute to a Program may, subject to §5.4, participate in future Programs.

Operator Not to Proceed Unless Program is Fully Funded

8.5      The Operator will not proceed with any Program which is not fully subscribed except that the Operator shall at all times be entitled to incur such Expenditures as are necessary pursuant to §7.11, pursuant to a Property Holding Program or to maintain the Property in good standing and the Participants shall be liable for their Cost Share thereof, regardless of any election hereunder. If the Participants fully subscribe to a Program, the Operator will proceed with such Program.

Obligation to Pay Expenditures and Overruns

8.6      An election by a Participant to contribute to a Program shall make that Participant liable to pay its respective share of Expenditures actually incurred under or pursuant to the Program including Program Overruns, as hereinafter defined, of up to but not exceeding 20%.

Procedures for Payment

8.7      After having elected to contribute to a Program which is proceeded with or if a Participant is otherwise obligated to pay its Cost Share, a Participant shall, within 15 days after being requested in writing to do so by the Operator, pay such portion of its Cost Share as the Operator may require, including cash calls for anticipated Expenditures, but the Operator shall not require payment of any funds more than 45 days in advance of the anticipated date of disbursement thereof.

Meeting Required to Approve Excess Program Overruns

8.8      If it appears to the Operator that Expenditures will exceed those estimated under a Program, the Operator shall immediately give written notice to the Participants contributing to that Program outlining the nature and extent of the additional costs and expenses (herein called “Program Overruns”) and the reasons therefor. If Program Overruns are estimated to exceed by 20% those approved under the Program (herein called “Excess Program Overruns”), the notice of the Operator shall contain a notice of a meeting of the Management Committee, to be held no sooner than five Business Days after the date of delivery of the notice, for the purpose of considering, and if deemed advisable, approving the Excess Program Overruns. If the Excess Program Overruns are approved by the Management Committee, the Participants contributing to that Program shall, within 15 days after the receipt of a written request from the Operator, provide the Operator with their Cost Share of such Excess Program Overruns. If such Excess Program Overruns are not approved by the Management Committee, the Operator shall curtail or abandon such Program.

Effect of Default in Paying Expenditures

8.9      If a Participant at any time fails to pay its Cost Share in accordance with §8.5, §8.7 or §8.8, the Operator may give written notice to that Participant demanding payment and, if that Participant has not paid such amount, together with interest thereon at Prime Rate plus 2% from the date on which payment was due, within 15 days after receipt of such notice, the Interest of that Participant shall be deemed to be converted to a Net Profits Royalty and thereafter that party will have no further rights or interest in respect of the Assets or under this Agreement, save and except its Net Profits Royalty. Notwithstanding the conversion of a defaulting party’s Interest pursuant to this paragraph, the Operator shall be entitled to take action to recover the amount owing by such defaulting party, and such conversion shall otherwise not relieve the defaulting party of any liability or obligation incurred up to the time of such default and conversion. The Operator shall have a lien on the Net Profits Royalty of the defaulting party to recover any amounts so owing, together with interest thereon, and may deduct same from any payments due in respect of the defaulting party’s Net Profits Royalty until so recovered in full. Any interest paid by or recovered from the defaulting Participant shall be for the account of the Participants that provided funds required of them as a result of the default, pro rata to their contributions, or otherwise shall be paid to the Participants not in default, pro rata to their Interests.

Program for a Feasibility Report

8.10      Any of the Participants holding in the aggregate not less than a 40% Interest, shall be entitled to request, by written notice to the Operator, that the Operator propose a Program for the preparation of a Feasibility Report. If the Operator fails to do so within 60 days following receipt of such notice, the Participants giving such notice shall be entitled to prepare, at their own expense, a Feasibility Report and, forthwith upon completion of same, shall deliver copies thereof to the Operator and the other Participants. The preparation of a Feasibility Report by a Participant or Participants under this paragraph shall not affect the rights of the Operator to continue to propose and carry out Programs as otherwise set forth in this Article.

Participant’s Feasibility Report

8.11      In the event that a Feasibility Report prepared by one or more Participants does not demonstrate that the Property or a part thereof may be economically placed into Commercial Production, no further action shall be taken in respect thereof and any expenses incurred by the Participants which prepared such Feasibility Report shall be for their own account and shall not be considered Expenditures made under this Agreement.

Favourable Feasibility Report

8.12      In the event that a Feasibility Report prepared by the Operator as a Program or by one or more Participants pursuant to §8.10 demonstrates that the Property or a part thereof may be economically placed into Commercial Production, the Feasibility Report shall be delivered to the Participants or other Participants, as the case may be, and the provisions of Article 9 shall apply.

Provision of Security

8.13      To the extent that security (whether in the form of cash, negotiable securities, letters of guarantee, irrevocable letters of credit or otherwise) is required to be posted with or in favour of any regulatory authority or government in connection with Programs, a Production Program or Operating Plan, each of the Participants will lodge security, in such form as may be acceptable to the particular authority, in an amount proportionate to its Interest at the time and to the total amount of security then required by the authority; and if the security will expire at a particular time a Participant will replace or renew its security before that time if required by the authority.

ARTICLE 9

PRODUCTION PROGRAM

Delivery of Proposed Production Program

9.1      At any time after delivery to the Participants of a Feasibility Report pursuant to §8.12, the Operator may, and shall within 120 days of receipt by it from Participants holding in the aggregate not less than a 40% Interest of a request in writing to do so, prepare and deliver to the Participants a Production Program which shall be based on such Feasibility Report. The preparation of the Production Program shall be deemed to be pursuant to a Program in which each Participant has elected to pay its Cost Share of Expenditures incurred thereunder. Within 180 days of the receipt by each Participant from the Operator of a Production Program, each such Participant shall give written notice to the Operator stating whether it elects to contribute its Cost Share of the Production Program. Failure to give such notice within such 180-day period shall be deemed to be an election by such Participant not to contribute to the Production Program.

Operator to Proceed with Adopted Production Program

9.2      If Participants holding Interests aggregating not less than 51% elect to contribute their respective Cost Share of a Production Program, together with the Cost Share of those Participants who have elected or are deemed to have elected not to participate in the Production Program, the Operator will, subject to §9.3, proceed with such Production Program and the provisions of §5.4 shall apply. If the Feasibility Report on which such Production Program is based was prepared by one or more Participants pursuant to §8.10, then 125% of the costs thereof as incurred by such Participants and as supported by written evidence shall be deemed to be Expenditures and, within 15 days following a written demand therefor (together with such evidence), the other Participants shall reimburse the Participant or Participants that prepared such Feasibility Report to the extent of their respective Cost Shares thereof. Failure by a Participant to reimburse its Cost Share thereof shall result in dilution of its Interest under §5.4, with the non-reimbursed portion as aforesaid deemed to have been contributed (in addition to its own Cost Share) by the Participant that prepared the Feasibility Report, or, if more than one Participant, such shall be apportioned among them in accordance with their respective contributions to the Costs of preparing the Feasibility Report.

Obligation to Pay Production Program Costs and Overruns

9.3      An election to contribute to a Production Program shall make a Participant liable to pay its Cost Share of all of the Production Program Costs actually incurred under or pursuant to such Production Program, including Production Program Overruns (as hereinafter defined) up to but not exceeding 15%. The Operator need not proceed with a Production Program until each Participant has delivered proof, satisfactory to the Operator, of the Participant’s ability to pay its Cost Share of such Production Program including, if required by the Operator from any Participant whose net worth (according to its last available balance sheet) is less than 300% of its Cost Share of anticipated Production Program Costs, Letters of Credit or other reasonable guarantee of availability of funds.

Procedures for Payment

9.4      After having elected to contribute to a Production Program which is proceeded with, each Participant shall, within 15 days after being requested in writing to do so by the Operator, pay such portion of its Cost Share of the Production Program Costs as the Operator may require, including cash calls for anticipated Production Program Costs, and provide such security or additional security as may then be required under §8.13, but the Operator shall not require payment of any funds more than 45 days in advance of the proposed expenditure thereof.

Meeting Required to Approve Excess Production Program Cost Overruns

9.5      If it appears to the Operator that Production Program Costs will exceed those estimated under the Production Program, the Operator shall immediately give written notice to the Participants outlining the nature and extent of the additional costs and expenses (herein called “Production Program Overruns”) and the reasons therefor. If Production Program Overruns are estimated to exceed by 15% those estimated under the Production Program (herein called “Excess Production Program Overruns”), the notice of the Operator shall contain a notice of a meeting of the Management Committee, to be held no sooner than five Business Days after the date of delivery of the notice, for the purpose of considering, and if deemed advisable, approving the Excess Production Program Overruns. If the Excess Production Program Overruns are approved by the Management Committee, each Participant shall, within 15 days after the receipt of a written request from the Operator, provide the Operator with its Cost Share of such Excess Production Program Overruns.

Curtailment of Production Program

9.6      If Excess Production Program Overruns are not approved by the Management Committee, as provided in §9.5, the Operator shall have the right to curtail or abandon the Production Program. Alternatively, any Participant that has approved such Excess Production Program Overruns may advance the amount of such Excess Production Program Overruns which have not been accepted (if more than one of them, pro rata to their respective Interests or as they may otherwise agree) and, on so doing, such Participants shall be entitled to recover the amount of such advances from the sale of Mineral Products of the other Participant or Participants, together with interest thereon from the date advanced at a per annum rate equal to the Prime Rate plus 4%, and the provisions of §11.3 shall apply with respect thereto.

Effect of Default in Paying Production Program Costs

9.7      If a Participant at any time fails to pay its Cost Share of Production Program Costs (including Production Program Overruns and approved Excess Production Program Overruns) in accordance with §9.4 or §9.5, the Operator may give written notice to such Participant demanding payment and, if such Participant has not paid such amount, together with interest thereon at Prime Rate plus 2% from the date on which payment was due, within 15 days after receipt of such notice, such Participant shall be deemed to be in default hereunder and either, as the Management Committee (excluding the Participant in default) may determine, (a) its Interest shall be deemed converted to a Net Profits Royalty, or (b) it shall be liable for all damages occasioned to the other Participants by its default hereunder, unaffected by any dilution in its Interest arising from failure or delay in making contributions. If the Management Committee adopts alternative (a), thereafter, such defaulting Participant shall have no further rights or interest in respect of the Assets or under this Agreement, save and except for such Net Profits Royalty. For the purposes of the calculation of Net Profits under Schedule 2, it is understood that cumulative Costs thereunder shall include, inter alia, all Expenditures and Production Program Costs whether or not a portion of such costs were contributed by the holder of the Net Profits Royalty. Any interest paid by or recovered from the defaulting Participant shall be for the account of the Participants that provided funds required of them as a result of the default pro rata to their contributions, or otherwise shall be paid to the Participants not in default, pro rata to their Interests.

Operator’s Right to Curtail Production Program Upon Default

9.8      If, upon the default of a Participant pursuant to §9.7, the other Participant or Participants, if more than one, do not thereafter elect to contribute pro rata to their Interests or as otherwise agreed by them, what would have been the defaulting Participant’s Cost Share of remaining Production Program Costs, the Operator shall have the right to curtail or abandon the Production Program.

ARTICLE 10

OPERATING PLANS

Obligation to Pay Operating Costs and Overruns

10.1      Following the Completion Date, each Participant shall be liable to pay its Cost Share of all Operating Costs incurred under Operating Plans, including Operating Cost Overruns (as hereinafter defined) up to but not exceeding 20%.

Operating Plans

10.2      At least 90 days prior to the date the Operator anticipates the Completion Date will occur, the Operator will propose and deliver to the Participants an Operating Plan for the first Operating Year. Subsequently, at least 90 days before the commencement of each succeeding Operating Year, the Operator shall propose an Operating Plan by delivery of such to each Participant, for such succeeding Operating Year. Within 30 days of delivery of a proposed Operating Plan hereunder, a meeting of the Management Committee shall be convened to review, amend (if deemed appropriate) and approve same.

Excess Operating Cost Overruns

10.3      Except as herein provided, the Operator shall have the power and authority to deviate from or make modifications to Operating Plans from time to time, in accordance with good engineering and mining practices. If it appears to the Operator that Operating Costs will exceed those estimated under an Operating Plan, the Operator shall immediately give written notice to the Participants outlining the nature and extent of the additional costs and expenses (herein called “Operating Cost Overruns”) and the reasons therefor. If Operating Cost Overruns are estimated to exceed by 20% those estimated under the Operating Plan (herein called “Excess Operating Cost Overruns”), the notice of the Operator shall contain a notice of a meeting of the Management Committee, to be held no sooner than five Business Days after the date of delivery of the notice, together with a proposed amendment to the Operating Plan. The meeting of the Management Committee shall be convened to review, amend (if deemed appropriate) and approve same.

No Agreement on Operating Plans

10.4      In the event that a proposed Operating Plan or amendment thereto is not approved by the Management Committee as hereinbefore provided, the Operating Plan shall be deemed to be approved as submitted and shall be implemented by the Operator provided that it is consistent with:

    (a)     the Feasibility Report; or

    (b)     the most recently approved Operating Plan.

If the Management Committee does not approve an Operating Plan for 3 successive Operating Years, the Operator shall prepare a shut-down plan for the mine and budget therefor which shall be implemented within 90 days after it is submitted to each Participant. Each Participant shall pay or to the satisfaction of the Operator provide security for, its entire Cost Share of the shut-down budget.

For the purposes of this paragraph, an Operating Plan shall be consistent with the Feasibility Report or prior Operating Plan if the proposed production rate has not changed by more than 20% and projected Operating Costs have not changed by more than 20% from those depicted in the later of the Feasibility Report or prior Operating Plan and if the capital costs included in the proposed Operating Plan are generally consistent with those provided in the Feasibility Report for post-commencement of Commercial Production or in the prior Operating Plan. [NOTE TO DRAFT: What about depreciation schedule?]

Statements of Operating Costs

10.5     Following the Completion Date, the Operator shall, on or before the 15th day of each month, submit to the Participants a statement of Operating Costs, which the Operator estimates will be incurred to the end of the next month (taking into account any current cash shortfall or surplus), and Operating Costs at the time incurred and unpaid), and on or before the last day of the month in which such statement is submitted, each Participant shall pay to the Operator its respective Cost Share thereof.

Effect of Default in Paying Operating Costs

10.6     If a Participant (for the purposes hereof a “Defaulting Participant”) fails to pay all or any part of its Cost Share pursuant to §10.5, the other Participant or Participants if more than one, shall be entitled, pro rata to their Interests or as otherwise agreed by them, to pay all or a portion of the unpaid Cost Share of the Defaulting Participant. If the other Participants decline to pay all of such unpaid Cost Share, the Operator shall be entitled to pay the unpaid portion thereof. If the other Participants and/or the Operator pay such unpaid share, then they or it will be entitled to recover the amount so paid, together with interest thereon from the date so paid at a per annum rate equal to the Prime Rate plus 4%, and the provisions of §11.3 will apply.

Participant may Require Operations to be Shut Down

10.7     Any Participant holding a 30% Interest or greater shall be entitled, by notice in writing to the Operator and the other Participant, to require that operations be suspended if:

(a)	for a period of 6 consecutive months such Participant can demonstrate (as set forth in such notice) that its Cost Share of Operating Costs has exceeded its proceeds from the sale of Mineral Products;

(b)

within 30 days after receipt of such notice, the other Participant has not demonstrated to the Operator that its proceeds from the sale of Mineral Products have equalled or exceeded its Cost Share of Operating Costs during such six month period; and

(c)	such Participant has provided assurances acceptable to the Operator that the Participant is capable of bearing its share of the care and maintenance costs of the mine on the Property.

If such notice is given to the Operator it shall prepare an Operating Plan for placing the mine on care and maintenance and shall convene a meeting of the Management Committee to approve such.

Resumption of Operations

10.8     If at any time after the suspension of operations pursuant to §10.7, the Operator determines that the mine can be placed back into Commercial Production with the Participants’ Cost Share of Operating Costs being not more than 80% of the proceeds which they should realize on the sale of their share of Mineral Products, the Operator shall prepare an Operating Plan for the resumption of Operations and shall convene a meeting of the Management Committee to consider that Operating Plan.

Permanent Suspension

10.9     The Operator, at the direction of the Management Committee, may at any time following a period of at least one year during which operations have been continuously suspended under §10.7, by notice to all Participants holding greater than a 25% Interest, request their agreement to a permanent termination of operations. Within 90 days after receipt of that notice, each of such Participants may give notice to the Operator stating that it agrees to the request of the Operator or that it does not agree. If a Participant fails to give notice within that 90 day period, it shall be deemed to have agreed to the request of the Operator. If one or more Participants holding greater than a 25% Interest gives notice that it does not agree to a permanent termination of operations, the Management Committee may elect to have the Operator resume operations or replace the Operator with another Participant (the objecting Participants deciding amongst themselves who shall be the Operator), in which case that Participant shall become the new Operator and shall resume operations. If the Operator has not resumed operations within one year after the end of the 90 day period, the Management Committee shall cause the Operator to remove, sell and dispose of the Assets other than timbers and structures affixed to the underground workings and shafts of the mine as may be removed pursuant to applicable environmental and mining laws. The net revenues shall be divided among Participants in proportion to their respective Interests.

ARTICLE 11

DISPOSITION OF PRODUCTION

Taking in Kind

11.1     Each Participant shall, subject to Article 16, take in kind and separately dispose of its share (in proportion to its respective Interest) of Mineral Products. However, unless otherwise specified by a particular Participant, that Participant hereby appoints the Operator as its sole marketing agent to sell and dispose of its share of Mineral Products and, upon completing any such sale and disposition on behalf of a Participant, the Operator shall, subject to Article 16, remit to such Participant its respective share of the proceeds, after making such deductions as are permitted under §11.2.

Valuing Mineral Products

11.2     For the purposes of determining the value of Mineral Products taken in kind pursuant to §11.1 or §11.3, each Participant’s share of Mineral Products shall be valued and accounted for as of the time of delivery to or settlement with the purchaser or purchasers thereof, after deduction of all costs of or related to the marketing thereof, including without limitation:

(a)	all costs of storage and transportation, including insurance;
(b)	all commissions and discounts;
(c)	such reasonable charge for marketing Mineral Products as is consistent with generally accepted industry marketing practices; and
(d)	all taxes (other than income taxes), royalties or other charges or imposts provided for pursuant to any law or legal obligation imposed by any government if paid by the Operator for the account of such Participant in connection with the disposition of Mineral Products hereunder.

Priority

11.3     If the Operator or a Participant makes any payment on behalf of a Defaulting Participant pursuant to §10.6, or if a Participant advances Excess Production Program Overruns pursuant to §9.6, the Operator or such Participant, as the case may be, shall have the prior and first right to receive the share of Mineral Products of the Defaulting Participant or the Participant which did not advance Excess Production Program Overruns, as the case may be, pursuant to §11.1 until the Operator or such Participant has received Mineral Products in kind of a value equal to the amount advanced, together with interest thereon at the rate specified in §9.6 or §10.6, as the case may be.

Accounting by Operator

11.4     Proceeds from the sale by the Operator of Mineral Products hereunder shall be calculated by the Operator separately for each Participant at the end of each calendar month and shall be paid monthly within 20 days after the end of each such calendar month following payment to the Operator by each Participant of its respective Cost Share of Operating Costs outstanding as at the end of that calendar month, and otherwise subject to Article 16 and the foregoing provisions of this Article.

Records

11.5     The records relating to Mineral Products taken in kind or to the calculation of proceeds from the sale thereof may, at the direction of the Management Committee, be audited annually at the end of each Operating Year. Any adjustments required by such audit shall be made forthwith and a copy of the audited statements shall be delivered to the Participants. Any of the Participants shall, at reasonable times and upon reasonable notice in writing to the Operator, have the right to inspect, audit and copy the Operator’s accounts and records relating to the accounting for Mineral Products taken in kind or to the determination of proceeds from the sale thereof for any Operating Year within 12 months following the end of such Operating Year. All such accounts and records shall be deemed to be correct and accurate unless questioned by a Participant within 12 months following the end of the Operating Year to which the accounts relate. The Participants shall make all reasonable efforts to conduct audits in a manner which will result in a minimum of inconvenience to the Operator.

Non-Arm’s Length Sale of Product

11.6     If the Operator or an Affiliate of the Operator is a purchaser of Mineral Products hereunder, and if the value of such Mineral Products is used to determine any matter arising under this Article, the Operator shall be required to receive competitive prices for all Mineral Products so sold.

ARTICLE 12

CONFIDENTIAL INFORMATION

Obligation Not to Disclose

12.1     Each party agrees that all information obtained hereunder is confidential and shall be the exclusive property of the parties and shall not be publicly disclosed or used other than for the activities contemplated hereunder, except as required by law or by the rules and regulations of any regulatory authority, trading facility or stock exchange having jurisdiction or in connection with the filing of an annual information form, prospectus or similar securities disclosure document, or with the written consent of the other parties, such consent not to be unreasonably withheld, provided that the provisions of this Article do not apply to information referred to in Article 13 or which is or becomes part of the public domain other than through a breach of the terms hereof.

Consent to Disclose

12.2     Consent to disclosure of information hereunder shall not be unreasonably withheld where a party wishes to disclose any such information to a third party for the purpose of arranging financing for its contributions hereunder or for the purpose of selling its interest in the Assets or its interest in this Agreement, provided that such third party gives its undertaking to the Participants that any such information not theretofore publicly disclosed shall be kept confidential and not disclosed to others for a period agreed upon by the Participants, which shall not be less than two years in duration.

No Liability for Actions of Third Parties

12.3     No party shall be liable to the others for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

Notice Period

12.4     Where a request is made by written notice for permission to disclose confidential information hereunder (which notice shall specify the reason for the disclosure and the name of the person to whom disclosure is to be made), the other parties shall reply thereto within three Business Days after receipt of such request, failing which a party shall be deemed to have consented to such disclosure in the limited circumstances specified in such request.

Press Releases and Other Public Disclosure

12.5     The parties will ensure that all public disclosure of information relating to the Property or work thereon will comply with the rules, by-laws, policies and disclosure standards of the applicable stock exchanges or other regulatory authorities having jurisdiction and each party will be entitled to independently verify information that the other party intends to release. The Owner shall consult with PTG and obtain approval of PTG (such approval not to be unreasonably withheld) prior to issuing any press release or other public statement regarding the Property, work thereon or the activities of the parties or Associated Companies with respect thereto. In addition, the Owner shall obtain prior approval of PTG before issuing any press release or public statement using PTG’s name or the name of any of PTG’s Associated Companies, the name of any of the officers, directors or employees of PTG or its Associated Companies. However, such approval shall not be considered certification by PTG of the accuracy of the information in such press release, or a confirmation by PTG that the content of such press release complies with the rules, policies, by-laws and disclosure standards of the applicable regulatory authorities or stock exchanges.

ARTICLE 13

DISCLOSURE STANDARDS

Compliance with Disclosure Standards

13.1     The parties shall ensure that all public disclosure of information relating to the Property or work thereon shall comply with the rules, by-laws, policies and disclosure standards of applicable stock exchanges and other regulatory authorities.

Breach of Disclosure Standards

13.2     Notwithstanding the terms of Article 12, if a party discovers that any person who has prepared, or provided, any information on behalf of another party has breached, or appears to have breached, the code of conduct or disclosure standards of any applicable professional association or of any applicable stock exchange, the discovering party may (but shall be under no liability for failure) report such breach, or appearance of breach, to the other party, and in such a case, such party shall take the necessary steps in a timely manner to report such breach, or appearance of breach, in accordance with the rules, by-laws, guidelines and disclosure standards of the stock exchange on which the such party’s share capital is listed. In the event such party fails to comply with such reporting requirements, the discovering party may (but shall be under no liability for failure to) report such breach, or appearance of breach, in accordance with such requirements.

Misleading Disclosure

13.3     Notwithstanding the terms of Article 12, if a party discovers that, in its opinion, another party’s publicly disclosed information (the “Prior Disclosure”) relating to the Property or work thereon is inconsistent with the data or other information regarding the Property, programs or results of programs, and as a result, in the opinion of the discovering party, the Prior Disclosure is or could be materially misleading to the public, the discovering party shall advise the other party of such inconsistency and

(a)	the other party shall promptly publish or disseminate, to an extent no less broad than the dissemination of the Prior Disclosure, a statement correcting the Prior Disclosure, or

(b)	if the other party fails to promptly disseminate a correcting statement, the discovering party shall be entitled to do either or both of the following:

(i)	disseminate a statement either correcting the Prior Disclosure, or stating that it is not responsible for publishing the Prior Disclosure and does not necessarily agree therewith, and

(ii)	report the inconsistency to the applicable stock exchanges and other regulatory authorities.

Nothing in this section imposes any obligation on the discovering party to verify the accuracy of any statement by the other party correcting a Prior Disclosure.

ARTICLE 14

RESTRICTIONS ON ALIENATION

No Sale of Interest Except as Specified

14.1     Except in accordance with this Agreement no party shall transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate any or all of its Interest or transfer or assign any of its rights under this Agreement.

Terms of Sale

14.2    A party shall not sell any of its Interest or transfer or assign any of its rights under this Agreement except:

(a)	in the case of an assignment of a Net Profits Royalty in its entirety;

(b)	pursuant to an agreement in which the consideration is expressed only in lawful money of Canada or of the United States of America;

(c)	as a single transaction not directly or indirectly part of some other sale or purchase or agreement for any additional consideration of any nature whatsoever; and

(d)	when there is no default of any of the covenants and agreements herein contained by such party;

nor shall it make any assignment of less than its entire Interest if after giving effect thereto it will hold less than a 20% Interest.

Sales to Associates

14.3     Nothing in this Article shall prevent:

(a)

a sale by a party of all or part of its Interest or a transfer or assignment of all its rights under this Agreement to an Associated Company provided that such Associated Company first assumes and agrees to be bound by the terms of this Agreement, provided that a Participant may not, after such a sale or transfer to an Associated Company, take or permit any action whereby the Associated Company will cease to be an Associated Company without first either causing the Associated Company to retransfer such Interest to the Participant from whom the Interest was acquired or causing the Associated Company to offer the Interest at fair market value to the other Participants in the manner provided in this Article. If the other Participants do not agree with the fair market value placed upon the Interest, they shall notify the offeror of such within 15 days of receipt of the offer. If an agreement cannot be reached on the fair market value of the Interest within 90 days of the expiration of the 15-day period, the value will be determined by arbitration pursuant to Article 17;

(b)	a joint disposition of the Property or all or any part of the other assets constituting any part of the Assets to a third party by all the Participants;

(c)

an amalgamation or corporate reorganization involving a party hereto which has the effect in law of the amalgamated or surviving corporation possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor corporation; or

(d)	a sale, forfeiture, charge, withdrawal, transfer or other disposition or encumbrance which is otherwise specifically required or permitted under this Agreement.

Notice of Intention to Sell

14.4     Subject to the foregoing, any Participant (in this Article called the “Offeror”) intending to sell all or part of its Interest or transfer or assign its rights under this Agreement shall first give notice in writing to the other Participants (in this Article called the “Offeree”) of such intention together with the terms and conditions on which the Offeror intends to sell its Interest or transfer or assign its rights under this Agreement.

Notice of Receiving an Acceptable Offer

14.5     If any Participant (in this Article also called the “Offeror”) receives an offer to purchase its Interest or rights under this Agreement which meets the requirements of §14.2 and which it intends to accept, the Offeror shall not accept the same unless and until the Offeror has first offered to sell such Interest or rights to the other Participants (in this Article also called the “Offeree”) on the same terms and conditions as in the offer received and the same has not been accepted by the Offeree in accordance with §14.7.

Content of Notice

14.6    Any communication of an intention to sell pursuant toss.14.4 orss.14.5 shall be in writing delivered in accordance with Article 18 and shall:

(a)	set out fully and clearly all of the terms and conditions of any intended sale;

(b)	if it is made pursuant to §14.5, include a true copy of the offer received; and

(c)	if it is made pursuant to §14.5, clearly identify the offering party and include such information as is known by the Offeror about such offering party;

and such communication will be deemed to constitute an offer (the “Offer”) by the Offeror to the Offeree (if more than one the Offer shall be made to the Offerees in proportion to their respective Interests or as otherwise agreed by them) to sell the Offeror’s Interest or transfer or assign its rights under this Agreement to the Offeree on the terms and conditions set out in such Offer.

Notice Acceptance Period

14.7     Any Offer made as contemplated in §14.6 shall be open for acceptance by the Offeree for a period of 60 days from the date of receipt by the Offeree.

Effect of Acceptance of Offer

14.8     If the Offeree accepts the Offer within the time provided in §14.7, then such acceptance shall constitute a binding agreement of purchase and sale between the Offeror and the Offeree for the Offeror’s Interest or rights under this Agreement on the terms and conditions set out in the Offer. If there is more than one Offeree the acceptance shall be in proportion to their respective Interests or as otherwise agreed by them.

Effect of Not Accepting an Offer

14.9     If the Offeree does not accept the Offer within the time limited, the Offeror may complete the sale of its Interest or its rights under this Agreement on exactly the same terms and conditions set out in the Offer and, where applicable, only to the party making the original offer to the Offeror as contemplated in §14.5, and in any event such sale will be completed within 60 days from the expiration of the right of the Offeree to accept such Offer or the Offeror must again comply with the provisions of this Article.

No Coincident Offers

14.10     Following an Offer under §14.6, no other Offer may be made by the Offeror unless and until the 60-day period referred to in §14.9 has expired and no sale of the Offeror’s Interest or rights has been completed in accordance with the terms of the first-mentioned Offer.

Operatorship is not Transferable Without Consent

14.11     If a party which is the Operator sells its Interest or transfers or assigns its rights under this Agreement to a third party, its rights and obligations as Operator under this Agreement shall not be included in such sale unless the third party is capable of assuming and performing the duties and obligations of the Operator imposed under this Agreement and the consent of all Participants is first had and obtained, such consent not to be unreasonably withheld. However, nothing in this §14.11 shall prevent any assignee from proposing or voting for the appointment of itself as Operator at any meeting of the Management Committee called for that purpose.

Purchasers Agreement to be Bound

14.12     As a condition of the purchase of a Participant’s Interest and rights under this Agreement, the purchaser shall covenant and agree that it will be bound by this Agreement, including this Article 14, and prior to the completion of any such purchase, the purchaser shall deliver to each of the other Participants notice to that effect in a form satisfactory to such Participants.

ARTICLE 15

ENCUMBRANCES AND PARTITION

Obligation to Hold Interest Free of Encumbrances

15.1     Except as hereinafter provided, a Participant shall not encumber or suffer to exist any lien, charge or encumbrance on its Interest.

Limited Right to Mortgage

15.2     Notwithstanding the provisions of §15.1, a Participant may pledge, mortgage, charge or otherwise encumber (in this paragraph a “Charge”) the whole or any part of its respective Interest in order to finance its Cost Share of Production Program Costs and Operating Costs, but only upon the condition that the holder of such Charge, (in this paragraph a “Chargee”), first enters into a written agreement with the other Participants in form satisfactory to counsel for such other Participants, binding upon the Chargee, to the effect that:

(a)

the Chargee will not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant’s Interest and that the Charge shall be subject to the provisions of this Agreement including, without limitation, the provisions of Article 11 and Article 16; and

(b)	the Chargee’s remedies under the Charge shall be limited to the sale of the whole, (but only of the whole), of the encumbering Participant’s secured Interest:

(i)	to the other Participants, if more than one then in proportion to their respective interests at that time; or

        failing any such sale then either:

(ii)

at a public auction to be held after 90 days’ prior notice to the other Participants but with a reserve price and terms no more favourable to a third party purchaser than those last offered by the Chargee to, and declined by, the other Participants; or

(iii)	through private sale, but on terms no more favourable to a third party purchaser than those last offered by the Chargee to, and declined by, the other Participants;

provided however, that prior to completing the purchase, the purchaser shall deliver an agreement, in form reasonably satisfactory to counsel for the other Participants, that it assumes the obligations of the encumbering Participant under this Agreement and agrees to be bound by the terms of this Agreement as a Participant and party hereunder.

Waiver of Right to Partition

15.3     Each Participant hereto hereby waives its right to seek partition of the Property or any part thereof.

ARTICLE 16

OPERATOR’S LIEN

Operator’s Lien

16.1     In addition to any lien, charge or security interest (collectively in this Agreement called a “lien”) to which the Operator may be entitled by law, including any provided for elsewhere in this Agreement (including without limitation the lien that the Operator has under §8.9 on a defaulting party’s Net Profits Royalty), each Participant does hereby mortgage, charge, assign and grant a security interest to and in favour of the Operator in: [NOTE TO DRAFT: Should NPR be included in this list?]

(a)	the undivided share of Mineral Products owned or to be owned by such Participant;

(b)	the Interest of such Participant;

(c)	all personal property in any form derived directly or indirectly from the sale, disposition or other dealing with or comprised in or related to the collateral described in §(a) and (b), or the proceeds therefrom, including insurance proceeds, any other payment representing indemnity or compensation for loss of or damage thereto or the proceeds therefrom, and all book accounts and book debts and generally all accounts, debts, dues and demands and choses in action of every nature and kind and now due, owing or accruing or growing due or which may hereafter become due, owing or accruing or growing due to the Participant and all deeds, documents, writings, papers, books of account and other books and security documents relating to, being records of or securing the said accounts, debts, dues, demands and choses in action or by which the said accounts, debts, dues, demands and choses in action are or may hereafter be secured, evidenced, acknowledged or made payable;

        as security for:

(d)	their respective obligations from time to time to make contributions to Expenditures and Production Program Costs under Article 8 and Article 9 respectively;

(e)	their respective obligations from time to time to make contributions to Operating Costs as contemplated in Article 10;

(f)	an amount equal to any amount paid or advanced by the Operator pursuant to §10.6, together with interest thereon at the rate specified in §10.6;

(g)	their respective shares of the costs of a termination and liquidation under §7.6; and

(h)	the fulfilment of all obligations, present and future, of the Participant to the Operator under this Agreement or otherwise in connection with the Property.

Enforcement of Lien by the Operator

16.2     Such lien in respect of a Participant who is in default of one or more of its obligations as specified in §16.1 (in this Article 16 a “Defaulting Participant”) may be enforced by the Operator against the Defaulting Participant by any one or more of the following:

(a)

the sale or lease (either to one or more of the other Participants, or to a third party, but subject to Article 14, save and except for §14.2) of all or part of the Interest [or Net Profits Royalty] of the Defaulting Participant for cash or on credit or partly for cash and partly on credit;

(b)	the sale of the Defaulting Participant’s share of Mineral Products for cash or on credit or partly for cash and partly on credit;

(c)

the collection and/or retention of receipts due to the Defaulting Participant from the sale of Mineral Products or any other Assets and the application of the receipts so collected to the obligations, amounts and costs referred to in §16.1(d) to §16.1(g), inclusive; or

(d)

without restricting the provisions of §(a), (b) and (c), the exercise by the Operator of any other rights and remedies available at law or in equity, which may be exercised in the alternative, concurrently or cumulatively.

In the case of the sale of the Defaulting Participant’s Interest or the sale of Mineral Products pursuant to §(a) and (b) respectively, the Defaulting Participant shall execute and deliver to the purchaser on demand any instrument reasonably necessary to confirm to the purchaser the title to the property so sold and the Operator is hereby irrevocably authorized by each Participant to execute on its behalf and in its name any such confirmatory instrument.

Right of Participant to Deal With Mineral Product

16.3     The security interest hereby granted by each Participant to the Operator shall in no way hinder or prevent a Participant, at any time or from time to time until the security interest hereby constituted shall have become enforceable pursuant to the provisions of §16.1, from:

(a)

selling, assigning, transferring, conveying or otherwise disposing of all or any part of its Mineral Products, free from such security interest, in the ordinary course of its business and for the purpose of carrying on the same; provided that any forward sale commitment by a Participant shall be without prejudice to enforcement by the Operator of its security interest in respect of any Mineral Products that have not at the time been delivered to meet that commitment;

(b)	selling, assigning, conveying, transferring or otherwise disposing of all or an undivided part of its Interest in accordance with the provisions of Article 14;

(c)	subject always to compliance with the provisions of Article 15, entering into a security agreement in accordance with that Article;

provided that any such action is not in breach of any provision of this Agreement.

Participant’s Lien

16.4     A Participant other than the Operator which makes a payment on behalf of a defaulting Participant pursuant to §10.6 or advances a portion of Excess Production Program Overruns on behalf of another Participant pursuant to §9.6, or has a right to damages pursuant to §9.7, shall have a lien on the defaulting Participant’s Interest, the right of the defaulting Participant to receive either Mineral Products in kind or proceeds from the sale thereof or from the sale of any other Assets, the interest of the defaulting Participant in any contracts for the sale of Mineral Products, other Assets and Mineral Products received in kind by the defaulting Participant [or the Net Profits Royalty], as security for repayment by the defaulting Participant of all amounts paid or advanced by the Participant pursuant to §9.6, §10.6 and to which it may be entitled pursuant to §9.7, together with interest thereon at the rate specified in §9.6, §9.7 or §10.6, as the case may be.

The lien under this §16.4 shall rank pari passu with the Operator’s lien under §16.1 insofar as it secures amounts referred to in §16.1(f) and subordinate to the lien of the Operator insofar as it secures amounts referred to in §16.1(d), §16.1(e) or §16.1(g) and the provisions of §16.2 and §16.3 shall apply with respect thereto mutatis mutandis.

ARTICLE 17

ARBITRATION

Single Arbitrator

17.1     Any matter required or permitted to be referred to arbitration pursuant to §7.4 and §14.3 or Schedule 2 will be determined by a single arbitrator to be appointed by the parties hereto.

Notice of Intent to Arbitrate

17.2     Any party may refer any such matter to arbitration by written notice to the others and, within 30 days after receipt of such notice, the parties will agree on the appointment of an arbitrator, who shall be capable of commencing the arbitration within 21 days of his appointment. No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.

Effect of Lack of Agreement on Arbitration

17.3     If the parties cannot agree on a single arbitrator as provided in §17.2 either party may request the court to appoint a single arbitrator in accordance with the Commercial Arbitration Act of the Province of British Columbia (the “Act”).

Procedural Matters

17.4     Except as specifically provided in this Article, an arbitration hereunder shall be conducted in accordance with the Act. The arbitrator shall fix a time and place in Vancouver, British Columbia for the purpose of hearing the evidence and representations of the parties, and of which shall be in camera, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this Article. After hearing any evidence and representations that the parties may submit, the arbitrator shall make an award and reduce the same to writing and deliver one copy thereof to each of the parties. The award shall be kept confidential by the partners except as disclosure is required by applicable securities laws. The decision of the arbitrator will be made within 45 days after his appointment, subject to any reasonable delay due to unforeseen circumstances. The expense of the arbitration shall be paid as specified in the award. The parties agree that the award of the single arbitrator shall be final and binding upon each of them and shall not be subject to appeal.

ARTICLE 18

NOTICE

Means of Notice

18.1     Any notice, direction or other communication required or permitted to be given under this Agreement shall be in writing and may be given by personal delivery or by mail (first class postage prepaid) or by sending it by facsimile or other similar form of telecommunication, in each case addressed as follows:

(a)	If to PTG at:

#301– 1110 Hamilton Street
Vancouver BC
V6B 2S2

Attention: R. Michael Jones
Fax:(604) 484-4710

(b)	If to the Owner at:

#1180 – 999 West Hastings Street
Vancouver BC
V6C 2W2

Attention: Secretary
Fax: (604) 689-3847

Effective Time of Notice

18.2     Any notice, direction or other communication aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered and, if mailed, will be deemed to have been given and received on the third Business Day following the day of deposit thereof in a post office in Canada, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received and, if sent by facsimile or other similar form of telecommunication, will be deemed to have been given or received on the next Business Day following the day on which it was so sent.

Change of Address for Notice

18.3     Any party may at any time give to any other party notice in writing of any change of address of the party giving such notice, and from and after the giving of such notice, the address therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder. Any change of address notice shall include a contact number for the sending of notices by telecommunication hereunder.

ARTICLE 19

FORCE MAJEURE

Events

19.1     No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to: acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances; laws, rules and regulations or orders of any duly constituted court or governmental authority; or nonavailability of materials or transportation or protests or demonstrations by environmental lobbyists, First Nations or indigenous peoples’ groups (each an “Intervening Event”).

Extension of Time Periods

19.2     All time limits imposed by this Agreement (other than for the payment of monies) will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in this Article.

Obligation To Eliminate Events Causing Force Majeure

19.3     A party relying on the provisions of this Article will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted court or governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

Notice of Occurrence

19.4     A party relying on the provisions of this Article shall give notice to the other party forthwith upon the occurrence of the Intervening Event and forthwith after the end of the period of delay when such Intervening Event has been eliminated or rectified.

ARTICLE 20

AREA OF INTEREST

Area of Interest

20.1     For the purposes of this Article, the “Area of Interest” means the area or areas lying within a distance of • from the external perimeter of each of the claims or other mineral properties described in Schedule 1 (as such Schedule exists as of the date of this Agreement, but excluding therefrom any claims or other mineral properties which have been abandoned pursuant to §3.9 or §6.8).

Acquisitions Within Area of Interest

20.2     Each party hereby covenants and agrees with each other party that it will not acquire, nor will it permit any Affiliate to acquire, whether directly or indirectly or pursuant to any third party agreement, any form of interest or rights in property or minerals located wholly or in part within the Area of Interest unless such acquisition is made subject to the terms of this Agreement and the acquiring party complies with the provisions of this Article.

Provision of Notice of Acquisition

20.3     Forthwith upon completing an acquisition as contemplated in §20.2, the acquiring party shall give notice thereof to the other Participants which notice shall be in writing, setting out the nature of the interest acquired, including all information known to the acquiring party about such interest, the costs of acquisition and all other pertinent details relating thereto. Upon receipt of such notice, the other party shall have a period of 60 days to decide whether the interest acquired shall be made subject to the terms of this Agreement and made part of the Property. During such 60-day period, the acquiring party shall, from time to time, deliver to the other Participants as soon as practicable such further information related to the acquisition and the interest acquired as such other party may reasonably request in order to permit such other party to make an informed decision with respect to the matters herein.

Notice of Acquired Interest to Become Part of Property

20.4     If, within the 60-day period referred to in §20.3, any other Participant gives notice to the acquiring party requiring that the acquired interest be made part of the Property, then the acquired interest shall forthwith be transferred to the party holding title to the Property and the acquired interest shall thereafter form part of the Property under this Agreement. If such transaction occurs prior to the Participation Date, PTG shall reimburse the acquiring party for such costs of acquisition and such costs of acquisition paid by PTG shall be considered Expenditures made in accordance with Article 3. If such transaction occurs following the Participation Date, the Operator shall reimburse the acquiring party for the costs of acquisition and each of the Participants shall be responsible for and shall pay to the Operator its respective Cost Share of such costs.

Further Assurances to Give Effect to Acquisition

20.5     Each of the parties hereto will execute and deliver or cause to be executed and delivered such further documents and instruments and give such further assurances as the other may reasonably require to evidence and give effect to any acquisition and/or transfer of an interest in property or minerals as hereinbefore provided in this Article.

No §20.4 Notice

20.6     If, within the 60-day period referred to in §20.3, the other party which received the original notice from the acquiring party does not give the notice referred to in §20.4, it shall be deemed to have consented to the acquisition by the acquiring party of the interest in property or minerals as referred to in the original notice from the acquiring party and such interest may thereafter be held or dealt with by the acquiring party free of the terms and conditions of this Agreement. However, the terms of this Article shall continue to apply with respect to any future or other acquisition within the Area of Interest.

Best Efforts of Parties Regarding Acquisition Agreement

20.7     Each of the parties hereto covenants and agrees with the other to use its best efforts to provide or cause to be provided, in any acquisition agreement related to the Area of Interest as hereinbefore contemplated, for appropriate perimeter clauses, royalty interests (as opposed to property interests) for any property vendor, appropriate processing facilities for ores derived from the various properties in or partly within the Area of Interest and unencumbered rights to assign an interest in any such agreements and the properties related thereto pursuant to the provisions of this Agreement and as contemplated in this Article.

Non-Compliance by Affiliate Considered a Default

20.8     Non-compliance with the provisions of this Article by an Affiliate of a Participant, shall be considered a default under this Agreement by the party hereto with whom the acquiring party is affiliated in which case the provisions of §20.6 shall apply.

ARTICLE 21

RIGHT OF FIRST REFUSAL ON FINANCING

[NOTE TO DRAFT: Optional Article]

PTG’s Right to Provide Owner with Financing

21.1    If the Owner intends to arrange a financing in respect of its Cost Share of a Production Program and:

(a)

the Owner receives a bona fide offer from a person, firm or corporation willing to provide the funds (whether by way of investment in the capital stock of the Owner or otherwise) required to finance the Owner’s Cost Share of the Production Program, which offer the Owner intends to accept; or

(b)	the Owner intends to raise sufficient funds (whether by way of public or private sale of the capital stock of the Owner or otherwise) to finance the Owner’s Cost Share of the Production Program;

the Owner shall not accept such bona fide offer or complete such financing unless and until it has given notice in writing to PTG of such offer or intention (a “Financing Notice”) which Financing Notice shall:

(c)	set out fully and clearly all of the terms and conditions of the intended financing; and

(d)	if made pursuant to §(a) hereof, include a copy of the offer, clearly identifying the offering party, and include such information as is known by the Owner about such offering party, including its ability to complete such financing;

and such Financing Notice will be deemed to constitute an offer by the Owner to PTG to arrange a financing in respect of the Owner’s Cost Share of the Production Program on the terms and conditions set out in the Financing Notice (a “Financing Offer”).

Terms of Financing Offer

21.2     Any Financing Offer made by the Owner to PTG as hereinbefore contemplated will be open for acceptance by PTG for a period of 30 days from the date of receipt of the Financing Notice by PTG.

PTG not Accepting Financing Offer

21.3     If PTG does not accept the Financing Offer within the time limited, the Owner may, subject to Article 15, accept and complete a financing on the same terms and conditions as set out in the Financing Offer within 60 days from the expiration of the right of PTG to accept the Financing Offer; otherwise the Owner must again comply with the provisions of §21.1.

PTG Accepting Financing Offer

21.4     If PTG accepts the Financing Offer within the time limited, by notice in writing to the Owner, then the Owner shall be bound to enter into an agreement with PTG on the terms and conditions of the Financing Offer as applicable.

No Coincident Financing Offers

21.5     Following a Financing Offer under §21.1, no other Financing Offer may be made unless and until the 60-day period referred to in §21.3 has expired and the Owner has not completed a financing in accordance with the terms of the first-mentioned Financing Offer.

Owner’s Obligation to Hold Interest Free of Liens

21.6     Unless and until the Owner is entitled to and does accept and complete a third party financing in accordance with §21.3, or until the Owner completes a financing with PTG in accordance with §21.4, the Owner hereby covenants and agrees with PTG to hold its Interest free and clear of all liens, charges and encumbrances, including any floating charge (except liens for taxes not yet due, other inchoate liens and liens arising from operations hereunder being contested in good faith).

ARTICLE 22

GENERAL PROVISIONS

Entire Agreement

22.1     This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto except that amendments to any part of this Agreement other than the definition of Net Profits Royalty and Schedule 2 may be made without the execution thereof by any party that holds a Net Profits Royalty and shall be as effective as if executed by each such party.

Waiver

22.2     No consent or waiver, express or implied, by any party to or of any breach or default by any other party of any or all of its obligations under this Agreement will:

(a)    be valid unless it is in writing and stated to be a consent or waiver hereunder;
(b)    be relied upon as a consent or waiver to or of any other breach or default of the same or any other obligation;
(c)    constitute a general waiver under this Agreement; or
(d)    eliminate or modify the need for a specific consent or waiver in any other or subsequent instance.

Further Assurances

22.3     The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement including, if the Owner’s shares are listed on a stock exchange, the filing with, and obtaining the acceptance of, this Agreement with the stock exchange on which the shares of the Owner are listed, if such filing is required under the rules and policies of such stock exchange. The Owner covenants to obtain any required acceptance forthwith after the execution of this Agreement; however, the parties confirm that the failure of the Owner to file this Agreement for acceptance with such stock exchange or the failure of the Owner to obtain the acceptance of such stock exchange will not cause this Agreement to be invalid or terminated.

Manner of Payment

22.4     All payments to be made to any party hereunder may be made by cheque or draft mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks in Canada as such party may designate from time to time by written notice. Such bank or banks shall be deemed the agent of the designating party for the purpose of receiving, collecting and receipting such payment.

Termination

22.5     This Agreement shall terminate upon the occurrence of the earliest of:

(a)	liquidation of all Assets following the written agreement by the parties to terminate, and distribution of any Joint Venture funds held by the Operator;

(b)	the termination of the Option pursuant to Article 3;

(c)	(c) a termination pursuant to §7.6 and §10.9;

(d)	except with respect to its Net Profits Royalty, the conversion of a party’s Interest to a Net Profits Royalty pursuant to §5.4, §8.9 or §9.7; or

(e)

the sale, abandonment or liquidation of all of the Assets and the distribution of any proceeds therefrom, net of liabilities, to the Participants to the extent of their Interests therein, provided that all reclamation associated with a permanent shut-down of the Facilities has been carried out as required by applicable laws and regulations.

Such termination shall not affect any amount owing, obligation or liability existing or incurred prior to the date of such termination, nor any obligation of any party to maintain security under §8.13. If there are more than two Participants holding an Interest, then a termination shall not occur under §(d) so long as there remains at least two Participants holding an Interest.

Default

22.6     Except for the provisions of this Agreement providing for elections to contribute and contributions to Programs and Production Programs and Operating Costs, with which the Participants must strictly comply, and except as otherwise provided in this Agreement, if any party (a “Defaulting Party”) is in default of any requirement herein set forth, the other party may give written notice to the Defaulting Party specifying the default. The Defaulting Party shall not lose any rights under this Agreement unless, within 30 days after the giving of notice of default by the Operator, or if the Operator is the Defaulting Party, by any other party, the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance or the Defaulting Party fails to dispute the notice of default. Upon any such failure, the Operator or any other party as the case may be, shall be entitled to seek any remedy it may have on account of such default.

Time of the Essence

22.7    Time shall be of the essence in the performance of this Agreement.

Enurement

22.8     This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Rule Against Perpetuities

22.9     If any right, power or interest of any party in any property under this Agreement would violate the rule against perpetuities, then such right, power, or interest shall terminate at the expiration of 20 years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the date of execution of this Agreement.

Remedies

22.10     Each of the Participants agrees that its failure to comply with the covenants and restrictions set out in Article 12, Article 14, Article 15, Article 20 and Article 21 could constitute an injury and damage to the other Participants impossible to measure monetarily and, in the event of any such failure, the other Participants shall, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining, enjoining or specifically enforcing any acquisition, sale, transfer, charge or encumbrance save in accordance with or as required by the provisions of Article 14, Article 15, Article 20 or Article 21, or restraining or enjoining any breach of Article 12, as the case may be, and any party intending to breach the provisions of said Article 12, Article 14, Article 15, Article 20 or Article 21 hereby waives any defence it might have in law to such injunctive or other equitable relief.

Agreement in English Language

22.11     The parties have agreed that this Agreement be drafted in the English language. Les parties ont convenu que cette entente de coparticipation soit rédigée en langue Anglaise.

Election under United States Income Tax Laws

22.12     The Participants who are subject to United States income tax hereby elect to have the joint operations under this Agreement excluded from the application of Sub-chapter “K” of Chapter “1” of Subtitle “A” of the United States Internal Revenue Code of 1986, as amended; or such portion or portions thereof as may be permitted or authorized by the Secretary of the Treasury of the United States of America, or his delegate, insofar as Sub-chapter “K” or any portion or portions thereof may be applicable to the joint operations under this Agreement, and hereby bind themselves to do any and all things necessary or proper in the premises from time to time to effectuate such election under the authority of Section 761(a) of the said United States Internal Revenue Code of 1986, as amended, and the corresponding provisions of any subsequent Internal Revenue Code of the United States of America.

Share Option

[NOTE TO DRAFT: Optional section]

22.13     For the sum of Five Dollars ($5.00) and other good and valuable consideration (receipt and sufficiency of which is hereby acknowledged by the Owner), the Owner hereby grants to PTG the option to purchase up to • common shares in the capital of the Owner at a price per share equal to $• (the “Option”). The terms and conditions attached to the Option are as set forth in Schedule 3.

EXECUTION

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

       PLATINUM GROUP METALS LTD.

       by:    _______________________________

       and:  _______________________________

       CANPLATS RESOURCES CORPORATION

       by:    _______________________________

       and:  _______________________________

SCHEDULE 1

                      to an Agreement between PTG Resources Corporation and • dated as of the • day of •, 20•.

DESCRIPTION OF PROPERTY

Claim Name	Mining Division	No. of Units	Record Number	Assessment Due Date

SCHEDULE 2

to an Agreement between PTG Resources Corporation and • dated as of the • day of •, 20•.

NET PROFITS ROYALTY

1.     Interpretation

1.1     Where used herein:

(a)     “Agreement” means the above-referenced agreement, including any amendments thereto or renewals or extensions thereof;
(b) “Holder” means the person or persons that are from time to time entitled to be paid Royalty hereunder;
(c) “Royalty” shall mean the percentage share of Net Profits payable pursuant to a Net Profits Royalty under the Agreement; and
(d) all other defined terms used in this Schedule which are not defined herein have the meanings ascribed thereto in the Agreement.

1.2     All calculations and computations relating to the Royalty shall be carried out in accordance with generally accepted accounting principles to the extent that such principles are not inconsistent with the provisions of the Agreement and this Schedule.

2.     Net Profits

2.1     For the purposes of the Agreement, “Net Profits” shall mean that amount by which Revenues exceed Costs.

If Costs exceed Revenues in any Operating Year, the excess Costs shall be carried forward into the next succeeding Operating Year.

2.2     For the purpose of computing Net Profits hereunder:

(a)	“Revenues” shall mean the total proceeds, calculated at the point of sale, derived from the sale of Mineral Products plus any miscellaneous proceeds (including, without limitation, all net amounts received from the sale of plant, machinery, equipment or other assets prior to the cessation of operations, any insurance proceeds not used for the replacement or repair of lost or damaged assets, compensation for expropriated properties, government grants and interest on Revenue earned from the date of receipt to the date of payment, but excluding interest earned on working capital) from the Property; and

(b)

“Costs” shall mean all expenditures, whether current or capital, incurred on or in connection with the Property and related to the exploration, development, and placing of the Property into Commercial Production, and all operating, mining, milling, smelting, refining, marketing and transportation costs, including, without limitation:

(i)

taxes (other than income taxes), royalties (other than the Royalty) and other like charges necessary to maintain the Property in good standing or otherwise imposed, charged or levied upon the Property or any production therefrom;

(ii)

interest on money borrowed for one or more of the above enumerated purposes by the Participants in existence at the time of a payment of the Royalty being made, at such rate as is actually charged to or incurred by such Participants in borrowing such money, where the Property is charged to the lender as security for the money borrowed or, where the money is borrowed or provided by such Participants without specific recourse to the Property as security, at a rate per annum equal to the Prime Rate plus 2%; and

(iii)

all other charges and expenses usually made or incurred for a like operation and accounted for in accordance with generally accepted accounting principles and including, without limitation and without duplication, all Expenditures, Production Program Costs and Operating Costs incurred under the Agreement.

For greater certainty, in determining Costs hereunder, outlays of a capital nature shall not be amortized.

3.    Calculation and Payment of Royalty

3.1    The Royalty shall be:

(a)

calculated and paid on a quarterly basis within 45 days after the end of each quarter of the Operating Year, based on the Net Profits for such quarter, and after deducting any credit from the payment of advance royalties, if any, as may be set forth in the Agreement. However, when calculating the required quarterly payments, a reasonable provision may be made for anticipated Costs for the remainder of the Operating Year; and

(b)

calculated by the Operator if it is the sole Participant, or if there is more than one Participant, by each Participant as to its respective share of Royalty and each Participant and the Operator shall keep separate accounts relating to its respective operations related to the Property.

3.2     The Royalty shall be payable by each Participant responsible for such as follows:

(a)

each payment of Royalty will be accompanied by an unaudited statement indicating the calculation of the Royalty hereunder in reasonable detail and the Holder will receive, within 3 months of the end of each Operating Year, an annual summary unaudited statement (an “Annual Statement”) showing in reasonable detail the calculation of the Royalty for the last completed Operating Year and showing all credits and deductions added to or deducted from the amount due to the Holder;

(b)

the Holder will have 45 days from the time of receipt of the Annual Statement to question the accuracy thereof in writing and, failing such objection, the Annual Statement will be deemed to be correct and unimpeachable thereafter;

(c)

if the Annual Statement is questioned by the Holder, and if such questions cannot be resolved between the Holder and the Operator or Participant that prepared the Annual Statement, as the case may be, the Holder will have 12 months from the time of receipt of the Annual Statement to have such audited, which will initially be at the expense of the Holder;

(d)

the audited Annual Statement will be final and determinative of the calculation of the Royalty for the audited period and will be binding on the Holder and the party that prepared the Annual Statement and any overpayment of Royalty will be deducted from future payments of Royalty and any underpayment of Royalty will be paid to the Holder forthwith;

(e)

the costs of the audit will be borne by the Holder if the Annual Statement overstated the Royalty payable or understated the Royalty payable by not more than 1% and will be borne by the party that prepared the Annual Statement if such statement understated the Royalty payable by greater than 1%. If the party that prepared the Annual Statement is obligated to pay for the audit it will forthwith reimburse the Holder for any of the audit costs which it had paid; and

(f)

the Holder will be entitled to examine, on reasonable notice and during normal business hours, such books and records as are reasonably necessary to verify the payment of the Royalty to it from time to time, provided however that such examination shall not unreasonably interfere with or hinder the Operator’s or Participants’ operations or procedures.

4.	Inclusion of Income Taxes in Costs

4.1     Notwithstanding anything to the contrary herein contained, if there is any tax (“Tax”) on income paid or payable by a Participant by reason of the fact that the Royalty, in whole or in part, is or becomes non-deductible to the Participant for the purposes of calculating its taxable income:

(a)

if the Royalty is not required to be included in determining the taxable income of the Holder, the Participant may deduct from the amount of Royalty otherwise payable by it hereunder, the full amount of the Tax; and

(b)

if the Royalty is in whole or in part required to be included by the Holder in its taxable income, the Participant may deduct from the amount of Royalty otherwise payable by it hereunder, that percentage of such Tax that equals the percentage which the Royalty is of Net Profits in order for the Tax to be shared pro rata by the parties.

5.	Segregation of Property

5.1     The determination of Net Profits hereunder is based on the premise that production will be developed solely on the Property. Other mining properties may be incorporated with the Property into a single mining project and the metals, ores or concentrates pertaining to each may be blended at the time of mining or at any time thereafter, provided however, that the respective mining properties (including the Property) shall bear and have allocated to them their proportionate part of expenditures relating to the bringing of such single mining project into commercial production and thereafter operating the same and shall have allocated to them the proportionate part of the revenues realized from such single operation, all as determined in accordance with generally accepted accounting principles and from records maintained by the Operator. The Holder shall have the right, during reasonable business hours and upon prior notice to the Operator and Participants, to enter upon the mining properties and to inspect the plant and procedures followed with respect to allocations made under this paragraph provided that such entry shall be at the sole risk and cost of the Holder. If the parties disagree on the allocation of actual proceeds received and deductions therefrom, such shall be referred to arbitration in the manner provided in Article 17 of the Agreement and the arbitrator shall have reference first to the Agreement, and then, if necessary, to practices used in mining operations that are of a similar nature. The arbitrator shall be entitled to retain such independent mining consultants and financial advisors as he considers necessary. The decision of the arbitrator shall be final and binding on the parties.

END OF SCHEDULE 2

SCHEDULE 3

to an Agreement between PTG Resources Corporation and • dated as of the • day of •, 20•.

SHARE OPTION

1.     For the purposes hereof, the “Option” means the share option granted to PTG pursuant to §22.13 of this Agreement.

2.     The Option may be exercised by PTG, in whole or in part, at any time before midnight on the first to occur of the following dates:

(a)  the 90th day following the delivery of a Production Program pursuant to §9.1 of this Agreement;
(b)   the fifteenth anniversary of the date of this Agreement; and
(c)   if this Agreement is terminated before the dates referred to in §(a) and (b) hereof, the 90th day following the effective date of such termination.

3.

PTG’s Option hereunder shall be exercisable by the delivery to the Owner before the time set out in §2 hereof, of a written notice stating PTG’s intention to exercise in whole or in part the Option and the number of shares intended to be acquired by PTG and, upon receipt by the Owner of such notice, the Owner shall, subject to §4 hereof, deliver to PTG at its address for notice as set out in Article 18 of this Agreement, a certificate or certificates registered as PTG may advise representing such number of fully paid and non-assessable shares as PTG shall have then paid for.

4.

Concurrently with the option notice delivered to the Owner pursuant to §3 hereof, PTG shall deliver to the Owner a certified cheque or bank draft in an amount equal to the applicable price per share multiplied by the number of optioned shares to be purchased.

5.

PTG will not be obligated to purchase or pay for, nor will the Owner be obligated to issue, any shares other than those optioned shares in respect of which PTG has delivered an option notice as hereinbefore provided.

6.

The Owner covenants and agrees that any optioned shares purchased by PTG pursuant to this Schedule will, upon issuance, be fully paid and non-assessable and free and clear of all liens, charges and encumbrances and, if required by PTG, the Owner will obtain and deliver to, or cause to be delivered to PTG, together with the share certificates referred to in §3 hereof, an opinion of counsel for the Owner to the effect that all necessary steps, consents, approvals and corporate proceedings have been taken and obtained by the Owner to duly allot and issue such optioned shares to PTG as fully paid and non-assessable shares free and clear of all liens, charges and encumbrances and stating the percentage which the shares issued to PTG hereunder represent of the total number of issued shares then outstanding. The Owner further covenants and agrees that during the period within which the Option may be exercised by PTG, the Owner will at all times have authorized and reserved a sufficient number of common shares to accommodate the exercise of the Option, and will at its expense expeditiously use its best efforts to procure the listing of such shares (subject to issuance or notice of issuance) on the Canadian Venture Exchange or any other stock exchange on which the shares of the Owner are listed for trading and any requisite approval of any securities commission or other regulatory authority having jurisdiction with respect thereto. The Owner shall deliver to PTG written evidence of all such approvals on or before •, 20• , failing which this Agreement shall, at PTG’s option, be rendered null and void and any payments or Expenditures theretofore made by PTG shall forthwith be reimbursed to PTG.

7.

In the event of any subdivision of the common shares of the Owner at any time up to the expiry date set out in §2 hereof into a greater number of shares, the Owner shall deliver to PTG, at the time of any exercise thereafter of the Option hereby granted, such greater number of fully paid and non-assessable shares as would have resulted from such subdivision if the Option had been exercised prior to the date of such subdivision.

8.

In the event of any consolidation of the common shares of the Owner at any time up to the expiry date set out in §2 hereof into a lesser number of shares, the Owner shall deliver to PTG, at the time of any exercise thereafter of the Option hereby granted, such lesser number of fully paid and non-assessable shares as would have resulted from such consolidation if the Option had been exercised prior to the date of such consolidation.

9.

In the event of any capital reorganization, reclassification or other change in the outstanding common shares of the Owner (other than a change in the par value, if any) or any merger or amalgamation of the Owner with or into any company at any time up to the expiry date set out in §2 hereof, PTG shall be entitled to receive upon any exercise thereafter of the Option hereby granted, in lieu of the shares previously purchasable and receivable upon the exercise of the Option, the kind and amount of shares and other securities and property receivable upon such capital reorganization, reclassification, change, merger or amalgamation which the holder of a number of shares equal to the number of shares previously purchasable and receivable upon the exercise of the Option would have received. The subdivision or consolidation of shares at any time outstanding into a greater or lesser number of shares (whether with or without par value) shall not be deemed to be a capital reorganization or a reclassification of the capital of the Owner for the purpose of this paragraph.

10.

If at any time up to the expiry date set out in §2 hereof, the Owner pays any dividend or makes any distribution to its shareholders, whether by stock dividend or otherwise, PTG shall be entitled to receive upon any exercise thereafter of the Option hereby granted (in addition to the number of shares which PTG would have been entitled to receive on the exercise of the Option if such dividend or distribution had not been paid) such dividend or distribution, without additional cost, as would have been payable to PTG on optioned shares acquired by PTG if such shares had been acquired by PTG on the record date for the payment of such dividend or distribution. The Owner covenants and agrees that, in the event of the payment of any such dividend or distribution, it will reserve and set aside sufficient monies, shares or assets in which any such dividend or distribution shall be payable to enable it to fulfil its obligations hereunder.

11.	If:

(a)	the Owner intends to offer for subscription pro rata to all the holders of its common shares any additional shares of any class or intends to issue any other rights or warrants to all of such holders;

(b)

there is a proposed reclassification or change of the Owner’s common shares or proposed amalgamation or merger of the Owner with or into any other corporation or a sale, transfer or other disposition of all or substantially all of the assets of the Owner; or

(c)	there is a contemplated voluntary or involuntary dissolution, liquidation or winding-up of the Owner;

then, in each such case, the Owner shall give notice to PTG of the action proposed to be taken and the date on which:

(d)	the books of the Owner shall close or a record shall be taken for such dividend, distribution, subscription rights or other rights or warrants; or

(e)	such reclassification, change, amalgamation, merger, sale, transfer or other disposition, dissolution, liquidation or winding-up shall take place;

as the case may be, but the Owner shall only be required to specify in such notice such particulars of such action as shall have been fixed and determined at the date on which such notice is given. A notice hereunder shall specify the date on which it is given and the date as of which the holders of the shares of record shall participate in such subscription rights or other rights or warrants, or shall be entitled to exchange their shares for securities or other property deliverable upon such other disposition, dissolution, liquidation or winding-up as the case may be. Notice shall be given by the Owner hereunder after regulatory approval for any such event has been obtained, if regulatory approval is required, and not less than 10 days prior to the record date or the date on which the Owner’s books are to be closed with respect thereto.

END OF SCHEDULE 3